Execution Copy

EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

PERFICIENT, INC.

PFT MERGECO III, INC.

E TECH SOLUTIONS, INC.

each of the PRINCIPALS OF E TECH SOLUTIONS, INC.

and

Gary Rawding, as REPRESENTATIVE

Dated as of February 20, 2007

i

4.17	Environmental Matters	31
4.18	Material Contracts	31
4.19	Insurance	32
4.20	Transactions with Related Parties	32
4.21	Books and Records	33
4.22	Absence of Changes	33
4.23	Product Warranties; Services	34
4.24	Customers and Supplier	35
4.25	Disclosures	35

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

5.01	Organization, Standing and Power	36
5.02	Authority	36
5.03	Non-Contravention and Consents	36
5.04	Litigation	37
5.05	Parent Common Stock	37
5.06	Brokers’ and Finders’ Fees	37
5.07	Reports	37
5.08	Single Member Disregarded Entity	38

ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS
6.01	Covenants of the Company	38
6.02	No Solicitation of Transactions	40
6.03	All Necessary Action	40

ARTICLE VII ADDITIONAL AGREEMENTS

7.01	Regulatory Matters	40
7.02	Securities Matters	41
7.03	Registration Rights	41
7.04	Stockholder Approval	46
7.05	Access to Information; Confidentiality	46
7.06	Legal Conditions to Merger	47
7.07	Notification; Disclosure Supplements	47
7.08	Tax Matters	47
7.09	Tax Reporting Documentation	49
7.10	Company Employees and Independent Contractors	50
7.11	Employee Benefit Plans	50
7.12	Stock Restriction and Non-Compete Agreement	50
7.13	Publicity	50
7.14	Indemnification	51
7.15	Insurance	51
7.16	Access to Books and Records	51

ARTICLE VIII CONDITIONS PRECEDENT

8.01	Conditions to Each Party’s Obligation to Effect the Merger	51
8.02	Conditions to Obligations of Parent and Merger Sub	52
8.03	Conditions to Obligations of the Company	54

ARTICLE IX TERMINATION AND AMENDMENT

9.01	Termination	54
9.02	Effect of Termination	55
9.03	Expenses	55
9.04	Amendment	55
9.05	Extension; Waiver	56

ARTICLE X INDEMNIFICATION

10.01	Agreement to Indemnify	56
10.02	Survival of Indemnity	57
10.03	Additional Provisions	58
10.04	Claim Notice; Definitions; Third Party Claim Procedures	59

ARTICLE XI REPRESENTATIVE

11.01	Appointment of Representative	61
11.02	Authority	61
11.03	Reliance	61
11.04	Indemnification of Parent Indemnified Persons	62
11.05	Indemnification of Representative	62

ARTICLE XII GENERAL PROVISIONS

12.01	Notices	63
12.02	Interpretation	64
12.03	Counterparts and Facsimile Execution	65
12.04	Entire Agreement	65
12.05	Governing Law	65
12.06	Enforcement of Agreement	65
12.07	Severability	65
12.08	Assignment	65
12.09	Amendment	66

EXHIBIT LIST

EXHIBIT A  Form of Contractor Services Agreement

EXHIBIT B  Form of Escrow Agreement

EXHIBIT C  Form of Letter of Transmittal

EXHIBIT D  Form of Stock Restriction Agreement

EXHIBIT E  Form of Stock Restriction and Non-Compete Agreement

EXHIBIT F  Form of LLC Sub Merger Agreement

EXHIBIT G  Form of Irrevocable Proxy

EXHIBIT H  Form of Opinion of Counsel to the Company

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of February 20, 2007, by and among Perficient, Inc., a Delaware corporation (“Parent”), PFT MergeCo III, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), e tech solutions, Inc., a Delaware corporation (the “Company”), each Principal (as defined in Section 1.01) and Gary Rawding (“Representative”).

WHEREAS, Parent and the Company have determined to engage in a strategic business combination whereby Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger as a direct wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, Parent and the Company have determined that immediately after the effectiveness of the Merger, the Company shall be merged with and into a wholly owned limited liability company subsidiary of Parent (“LLC Sub,” and such merger being referred to herein as the “LLC Sub Merger”), with LLC Sub continuing as the surviving entity in the LLC Sub Merger (the “Surviving Entity”) as a direct wholly owned subsidiary of Parent;

WHEREAS, for federal income tax purposes, it is intended that (i) this Agreement and the LLC Sub Merger Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) the Merger and the LLC Sub Merger constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and (iii) to the extent possible, the Merger and LLC Sub Merger constitute a reorganization within the meaning of Section 368(a) of the Code;

WHEREAS, Parent, Merger Sub, the Company, and the Principals desire to make certain representations, warranties and covenants in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.01  Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Laws” means all laws, statutes, constitutions, rules, regulations, principles of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees, injunctions, and writs of any Governmental Entity which has, or the Company believes is reasonably likely to have, jurisdiction over the Company or the businesses, operations or assets of the Company, as they may be in effect on or prior to the Closing.

“Arbitrating Accountant” has the meaning set forth in Section 2.07(e).

“Backlog” means expected revenue committed under signed customer Contracts but not yet recognized as revenue under GAAP.

“Certificate” means a certificate representing outstanding shares of Company Common Stock.

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Charter Documents” has the meaning set forth in Section 4.01(b).

“Claim Notice” has the meaning set forth in Section 10.04(a).

“Closing” has the meaning set forth in Section 2.03.

“Closing Cash Consideration” means $6,087,500, subject to adjustment pursuant to Section 2.07.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Date Dispute Notice” has the meaning set forth in Section 2.07(b).

“Closing Date Statement” has the meaning set forth in Section 2.07(b).

“Closing Stock Consideration” means that number of shares of Parent Common Stock equal to the quotient of $4,250,000 divided by the Parent Stock Per Share Price, rounded to the nearest whole share.

“Code” means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Commercially Reasonable Efforts” means the commercially reasonable efforts that a prudent person desirous of achieving a result and having an incentive to and interest in achieving such result would use in similar circumstances to achieve that result as expeditiously as reasonably possible.

“Company” has the meaning set forth in the preamble.

“Company Benefit Plans” has the meaning set forth in Section 4.16(a).

“Company Common Stock” means the common stock, no par value per share, of the Company.

“Company Disclosure Schedule” has the meaning set forth in ARTICLE IV.

“Company Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the business or financial condition of the Company, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Company Material Adverse Effect: any event, circumstance, change or effect that results from (i) changes affecting the economy or industry generally, (ii) the public announcement or pending nature of this Agreement and the transactions contemplated hereunder, or (iii) the Company’s compliance with the terms of this Agreement.

“Confidential Information” has the meaning set forth in Section 4.10(h).

“Consents” means all consents and approvals of third parties or Governmental Entities, in each case that are necessary to consummate the transactions contemplated hereby.

“Continuing Employees” has the meaning set forth in Section 7.10.

“Continuing Independent Contractors” has the meaning set forth in Section 7.10.

“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which the Company is a party or by which the Company, or any of its properties or assets, is bound.

“Contractor Services Agreement” means the Contractor Services Agreement to be entered into by and between Parent and each of the Continuing Independent Contractors, in the form attached as Exhibit A.

“Damages” means any and all claims, demands, suits, proceedings, judgments, losses, charges, Taxes, penalties and fees, costs and expenses (including reasonable attorneys’ fees and expenses) sustained, suffered or incurred by an Indemnified Party in connection with, or related to, any matter which is the subject to the indemnification provisions hereof, subject to the limitations on indemnification set forth in Sections 10.02 and 10.03. “Damages” shall not include (i) any incidental, consequential, indirect, special or punitive damages, (ii) any amount for which reimbursement is received by Parent, Merger Sub, the Surviving Entity, the Company or a Stockholder, as the case may be, pursuant to insurance policies or third-party payments by virtue of indemnification or subrogation received by such party, and (iii) shall be determined net of any tax benefit actually realized by the Indemnified Party as a result of the claim.

“Delaware Secretary” has the meaning set forth in Section 2.03.

“DGCL” has the meaning set forth in Section 2.01.

“Effective Date” has the meaning set forth in Section 2.03.

“Effective Time” has the meaning set forth in Section 2.03.

“Employee Benefit Plan” means (i) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (ii) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (iii) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), (iv) any Employee Welfare Benefit Plan or fringe benefit plan or program, (v) any profit sharing, bonus, stock option, stock purchase, consulting, employment, severance or incentive plan, agreement or arrangement or (vi) any plan, agreement or arrangement providing benefits related to clubs, vacation, childcare, parenting, sabbatical or sick leave that is sponsored, maintained or contributed to by the Company or any ERISA Affiliate for the benefit of the employees, former employees, independent contractors or agents of the Company or any ERISA Affiliate or has been so sponsored, maintained or contributed to at any time prior to the Closing Date.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Environmental Law” means any Applicable Law relating or pertaining to the public health and safety or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including (i) the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended, (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, (iii) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended, (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, (v) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended, (vi) the Emergency Planning and Community Right To Know Act, 15 U.S.C. § 2601 et seq., as amended, and (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any subsidiary or other entity that would be considered a single employer with the Company or a subsidiary within the meaning of Section 414 of the Code.

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Escrow Agreement” means the Escrow Agreement to be entered into among Parent, the Representative and the Escrow Agent, in the form attached hereto as Exhibit B, with such modifications as may be reasonably acceptable to Parent and the Representative, as requested by the Escrow Agent.

“Escrowed Consideration” means that number of shares of Parent Common Stock equal to the quotient of $1,837,500, divided by the Parent Stock Per Share Price, rounded to the nearest whole share.

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.07(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.07(a).

“Estimated Statement” has the meaning set forth in Section 2.07(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Fiduciary” has the meaning set forth in Section 3(21) of ERISA.

“Filing Date” has the meaning set forth in Section 7.03.

“Financial Statements” has the meaning set forth in Section 4.05.

“GAAP” means generally accepted accounting principles.

“Governmental Entity” means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation: (i) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (ii) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (iii) radioactive materials, asbestos containing materials, polychlorinated biphenyls or radon.

“Holdback Amount” has the meaning set forth in Section 2.07(a).

“Indebtedness” without duplication, means (i) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased, (iii) all obligations of the Company to pay rent or other payment amounts under a lease of real or Personal Property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (iv) any outstanding reimbursement obligation of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company, (v) any payment obligation of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all indebtedness for borrowed money secured by any Lien existing on property owned by the

Company, whether or not indebtedness secured thereby shall have been assumed, (vii) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others, and (viii) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement regardless if any of such are actually paid.

“Indemnified Party” means a Person who is entitled to indemnification pursuant to ARTICLE X.

“Indemnifying Party” means a Person hereto who is required to provide indemnification under ARTICLE X.

“Injunction” has the meaning set forth in Section 8.01(b).

“Intellectual Property” means any or all of the following and all rights in, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists and all documentation relating to any of the foregoing, (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world, (iv) all Software, (v) all industrial designs and any registrations and applications therefor throughout the world, (vi) all maskworks and any registrations and applications therefor throughout the world, (vii) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, (viii) all databases and data collections and all rights therein throughout the world, (ix) all moral and economic rights of authors and inventors, however denominated, throughout the world and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Lease Agreements” has the meaning set forth in Section 4.09(b).

“Leased Real Property” has the meaning set forth in Section 4.09(b).

“Letter of Transmittal” means the Letter of Transmittal in the form attached as Exhibit C.

“Licensed Software” has the meaning set forth in Section 4.10(b).

“Lien” (or “Liens”) means any pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever.

“LLC Sub Merger” has the meaning set forth in the Recitals.

“LLC Sub” has the meaning set forth in the Recitals.

“Material Contract” means any of the following:

(i) Any Contract that requires or may require future expenditures by the Company in excess of $75,000 or that might result in payments to the Company in excess of $75,000;

(ii) Any Contract to which the Company is a party that is not terminable without penalty on notice of 60 days or less;

(iii) Each Lease Agreement and each Contract or other right pursuant to which the Company uses or possesses any Personal Property (other than Personal Property owned by the Company);

(iv) Any Contract with the Stockholders or any Principal, director or officer of the Company, or any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person;

(v) Any Contract relating to the Intellectual Property of the Company, any Third Party Intellectual Property Rights or any Confidential Information;

(vi) Any Contract containing any covenant (x) limiting the right of the Company to engage in any line of business, make use of any Intellectual Property, Third Party Intellectual Property Rights or any Confidential Information or compete with any Person in any line of business, (y) granting any exclusive distribution or supply rights or (z) otherwise having an adverse effect on the right of the Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

(vii) Any Contract between the Company and any current or former employee, consultant or director of the Company pursuant to which benefits would vest or amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party (whether alone or upon the occurrence of any additional or subsequent events);

(viii) Any Contract that requires a consent to a change of control, merger or an assignment by operation of law, either before or after the Closing Date; or

(ix) Any other Contract, or group of Contracts, the termination or breach of which would have, or would be reasonably expected to have, a Company Material Adverse Effect.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the Closing Cash Consideration, the Closing Stock Consideration and the Escrowed Consideration.

“Merger Shares” means the Closing Stock Consideration and the Escrowed Consideration.

        “Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means the (i) the sum of (a) cash, (b) accounts receivable, including accounts receivable related to completed but unbilled work (net of allowances for doubtful accounts) of the Company and (c) prepaid assets, less (ii) the liabilities of the Company, all as reflected on the Estimated Statement, as finally determined by the Closing Date Statement or pursuant to the procedures set forth in Section 2.07.

“Net Working Capital Threshold Amount” means $1,545,823.

“Non-Control Party” has the meaning set forth in Section 10.04(b).

“Owned Software” has the meaning set forth in Section 4.10(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the Parent’s common stock, par value $0.001 per share.

“Parent Disclosure Schedule” has the meaning set forth in ARTICLE V.

“Parent Indemnification Basket” has the meaning set forth in Section 10.01(a).

“Parent Indemnified Person” has the meaning set forth in Section 10.01(a).

“Parent Indemnified Taxes” means any and all Taxes, (1) imposed on the Company or for which the Company may be liable for any Pre-Closing Period and the portion of any Straddle Period ending on (and including) the Closing Date (determined in accordance with Section 7.08(c), (2) resulting from the breach of the representations and warranties set forth in Section 4.08 (determined without regard to any materiality or knowledge qualifiers or any scheduled items) or covenants set forth in Section 7.08, (3) that are social security, medicare, unemployment or other employment Taxes due as a result of any payments made to the Stockholders pursuant to this Agreement, (4) that are Transfer Taxes, (5) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date by reason of the liability of the Company pursuant to Treasury Regulation § 1.1502-6(a) or any analogous or similar state, local or foreign law, or (6) for which the Company may be liable as transferee or successor, by contract or otherwise. Notwithstanding the foregoing, “Parent Indemnified Taxes” shall not include any Tax that was included as a liability in the computation of Net Working Capital as finally determined based upon the Closing Date Statement.

“Parent Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the business or financial condition of the Parent, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Parent Material Adverse Effect: any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) the public announcement or pending nature of this Agreement and the transactions contemplated hereunder, or (iii) Parent’s compliance with the terms of this Agreement.

“Parent SEC Filings” has the meaning set forth in Section 5.07.

“Parent Stock Per Share Price” means the average closing sale price of one share of Parent Common Stock as reported on the Nasdaq Global Select Market for the thirty (30) consecutive trading days ending on the date that is one (1) trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” means all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents and other approvals from any Governmental Entity relating to the operation of the Business, other than qualifications to do business as a foreign corporation.

“Per Share Closing Cash Consideration” means an amount equal to the quotient of the Closing Cash Consideration divided by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Per Share Closing Stock Consideration” means such number of shares of Parent Common Stock equal to the quotient of the Closing Stock Consideration divided by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, rounded to the nearest whole share.

“Per Share Escrow Stock Distribution Amount” means such number of shares of Parent Common Stock equal to the quotient of the Escrowed Consideration distributed by the Escrow Agent pursuant to the Escrow Agreement divided by the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

“Personal Property” means all of the machinery, equipment, computer hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible personal property that is owned or leased by the Company and which are used or held for use in its business or operations as of the Closing Date.

“Pre-Closing Period” means any Taxable period that ends on or before the Closing Date.

“Principals” means Paul Elisii, Gary Rawding, and Mark Anthony.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

“Real Property” means all land, buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges, and appurtenances pertaining or belonging thereto, that are owned or leased by Company and which are used or held for use in its business or operations as of the Closing Date.

“Registration Period” has the meaning set forth in Section 7.03(a)(ii).

“Registration Statement” has the meaning set forth in Section 7.03(a).

“Representative” has the meaning set forth in the Preamble.

“Requisite Regulatory Approvals” has the meaning set forth in Section 8.01(a).

“Related Party Transactions” has the meaning set forth in Section 4.20.

“Securities Act” means the Securities Act of 1933.

“Software” has the meaning set forth in Section 4.10(b).

“Stockholders” has the meaning set forth in Section 4.02(a)(ii).

“Stockholder Indemnitees” has the meaning set forth in Section 10.01(b).

“Stock Restriction Agreement” means the Stock Restriction Agreement in the form attached as Exhibit D.

“Stock Restriction and Non-Compete Agreement” means the Stock Restriction and Non-Compete Agreement in the form attached as Exhibit E.

“Straddle Period” means any Taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Surviving Entity” has the meaning set forth in the Recitals.

“Tax” and “Taxes” means (i) any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state, local, domestic or foreign and whether disputed or not and, (ii) any liability of the Company for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing, tax indemnity or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Authority” means any entity, body, instrumentality, division, bureau or department of any federal, state or local or any foreign Governmental Authority, or any agent thereof (third party or otherwise), legally authorized to assess, lien, levy or otherwise collect, litigate or administer Taxes.

“Tax Items” has the meaning set forth in Section 4.08(a).

“Tax Proceeding” has the meaning set forth in Section 7.08(d).

“Tax Reporting Documentation” has the meaning set forth in Section 7.09.

“Tax Return” means any report, return, form, declaration or other document or information required to be supplied to any Tax Authority or any person in connection with Taxes including any schedules or attachments thereto or any amendment thereof.

“Third Party Claim” means any claim, action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties to this Agreement, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

“Third Party Intellectual Property Rights” has the meaning set forth in Section 4.10(c).

“to the knowledge of the Company” has the meaning set forth in ARTICLE IV.

“to the knowledge of the Parent” has the meaning set forth in ARTICLE V.

“Transaction Documents” means this Agreement and all other documents to be executed by any of the parties to this Agreement in connection with the consummation of the transactions contemplated in this Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.08(g).

ARTICLE II
THE MERGER

2.01  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL. Following the Merger, the Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease. The corporate existence of the Company, with all its purposes, rights, privileges, franchise powers and objects shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Delaware.

2.02  Plan of Merger. This Agreement shall constitute an agreement and plan of merger for purposes of the DGCL.

2.03  Effective Time. As promptly as practicable, but in no event later than the third business day after all of the conditions set forth in ARTICLE VIII shall have been satisfied or waived by the party or parties entitled to the benefit of the same, the Company and Merger Sub shall duly execute and file certificates of merger (collectively, the “Certificates of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in accordance with the DGCL. The Merger shall become effective on the date (the “Effective Date” or the “Closing Date”) and at the later of such time (the “Effective Time”) as the Certificates of Merger are filed with the Delaware Secretary or at such later date and time as is specified in such Certificates of Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall be held at the offices of Vinson & Elkins L.L.P., Terrace 7, 2801 Via Fortuna, Suite 100, Austin, Texas 78746 or such other location as the parties may mutually agree upon.

2.04  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and as set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, (b) all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and (c) the Surviving Corporation shall become a wholly owned subsidiary of Parent.

2.05  Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Stockholders, each issued and outstanding share of Company Common Stock shall be canceled and extinguished and automatically convert into the right to receive and be exchangeable for (a) at the Effective Time, the Per Share Closing Cash Consideration; (b) at the Effective Time, the Per Share Closing Stock Consideration, and (c) on each date any Escrowed Consideration is distributed, the Per Share Escrow Stock Distribution Amount. Each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

2.06  Conversion of Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of the outstanding shares of common stock of the Surviving Corporation, and after the Effective Time, Parent shall be the holder of all the issued and outstanding shares of the common stock of the Surviving Corporation.

2.07  Working Capital Determination.

(a)  No more than three business days prior to the Closing Date, the Company will prepare and deliver to Parent (i) an estimated balance sheet of the Company as of the Closing Date, together with supporting or back-up schedules and documentation reasonably requested by Parent (the “Estimated Closing Date Balance Sheet”) and (ii) a calculation and statement of its estimated Net Working Capital as of the Closing Date calculated from the Estimated Closing Date Balance Sheet (the “Estimated Statement”). The Company will prepare the Estimated Closing Date Balance Sheet and Estimated Statement in good faith and all assets, liabilities and other amounts included on the Estimated Statement shall be determined in accordance with GAAP consistently applied, subject to Parent’s good faith review and reasonable satisfaction. If the Net Working Capital set forth on the Estimated Statement (the “Estimated Net Working Capital”) is less than the Net Working Capital Threshold Amount, then the Closing Cash Consideration will be reduced by the amount of such deficiency. If the Estimated Net Working Capital is more than the Net Working Capital Threshold Amount, then the Closing Cash Consideration will be increased by the amount of such excess, provided that such amount (the “Holdback Amount”) shall be held back by Parent until such time as the Net Working Capital is finally determined based on the Closing Date Statement pursuant to this Section 2.07.

(b)  As soon as practicable but in no event later than 90 days following the Closing Date, Parent will prepare and deliver to the Representative a calculation and statement of the Net Working Capital as of the Closing Date (the “Closing Date Statement”). Parent will prepare the Closing Date Statement in good faith and all assets, liabilities and other amounts included on the Closing Date Statement shall be determined in accordance with GAAP consistently applied, subject to the Representative’s good faith review and reasonable satisfaction. To the extent the Closing Date Statement varies from the Estimated Statement, Parent will furnish to Representative with the Closing Date Statement such supporting or back-up schedules and documentation as may be reasonably necessary to confirm such variances. The Principals agree to cooperate with Parent in the preparation of the Closing Date Statement, including providing Parent with supporting or back-up schedules and documentation reasonably requested by Parent. After delivery of the Closing Date Statement, Representative and his and the Company’s accountants shall be granted reasonable access by Parent to the books, records and personnel of Parent, the Surviving Corporation and the Surviving Entity responsible for the preparation of the Closing Date Statement for purposes of verifying the accuracy of the calculation and statement of Net Working Capital in the Closing Date Statement. The Representative may submit to Parent, not later than 15 days from the receipt of the Closing Date Statement from Parent, a list of any components of the Closing Date Statement with which the Representative disagrees, if any (a “Closing Date Dispute Notice”), in which case the disagreement shall be resolved pursuant to the procedures set forth in paragraph (e) below. If the Representative does not issue a Closing Date Dispute Notice prior to such date, the Closing Date Statement, as supplied to the Representative, shall be deemed to have been accepted and agreed to by the Representative, and shall be final and binding on the parties to this Agreement.

(c)  If Net Working Capital, as finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.07(e), is less than the Estimated Net Working Capital then the amount of such deficiency shall be released promptly from the Holdback Amount, if any, and paid to Parent. If the amount of such deficiency owed to Parent is less than the Holdback Amount, the remaining balance of the Holdback Amount shall be distributed to the Stockholders, pro rata in accordance with their ownership of Company Common Stock. In the event that the Holdback Amount is insufficient to satisfy the amount of such deficiency, the Principals shall immediately tender to Parent, in cash, an amount equal to such deficiency, pro rata in accordance with their ownership of Company Common Stock. Notwithstanding the foregoing, Parent may elect, in its sole discretion, to claim any remaining portion of such shortfall as Damages pursuant to Section 10.01. If Parent so elects, the

Representative and Parent covenant and agree to jointly instruct the Escrow Agent in writing as soon as reasonably practicable after the final determination of the Net Working Capital to make any disbursement required by this Section 2.07(c).

(d)  If the Net Working Capital, as finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.07(e), is greater than the Estimated Net Working Capital, Parent shall release the Holdback Amount, if any, and the Closing Cash Consideration will be further increased by the amount of such additional excess and the Holdback Amount and such additional excess shall be distributed to the Representative, for distribution to the Stockholders, pro rata in accordance with their ownership of Company Common Stock.

(e)  In the event a Closing Date Dispute Notice is timely delivered to Parent by the Representative, Parent and the Representative shall thereafter for a period of up to 30 days negotiate in good faith to resolve any items of dispute. Any items of dispute which are not so resolved shall be submitted to an accounting firm with whom the Parent and Company have no relationship, who shall serve as an arbitrator hereunder (the “Arbitrating Accountant”). In connection with the resolution of any dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant so selected shall render a written decision as promptly as practicable, but in no event later than 30 days after submission of the matter to the Arbitrating Accountant. The decision of the Arbitrating Accountant shall be final and binding upon the parties, and judgment may be entered on such decision in a court of competent jurisdiction. To the extent not otherwise provided herein, the commercial arbitration rules of the American Arbitration Association as in effect at the time of any arbitration shall govern such arbitration in all respects. Each party shall bear its fees and expenses with respect to any proceeding under this paragraph, and the fees and expenses of the Arbitrating Accountant in connection with the resolution of disputes pursuant to this paragraph shall be paid by the non-prevailing party, who shall be determined by the Arbitrating Accountant.

2.08  Escrowed Consideration. On or prior to the Closing, the Representative, Parent and the Escrow Agent shall enter into the Escrow Agreement. Upon receipt of evidence from the Delaware Secretary of the filing of the Certificate of Merger, Parent shall deposit the Escrowed Consideration with the Escrow Agent to be held in escrow for a period of one year from the Closing Date, subject to the provisions of ARTICLE X. The Escrowed Consideration shall be used solely to satisfy Damages, if any, for which the Parent Indemnified Persons are entitled to indemnification pursuant to ARTICLE X, including any payment obligations set forth in Section 2.07(c).

2.09  Certificate of Incorporation. Unless otherwise agreed to by the parties prior to the Effective Time, at and after the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by law and such Certificate of Incorporation.

2.10  Bylaws. Unless otherwise agreed to by the parties prior to the Effective Time, at and after the Effective Time, the Bylaws of the Merger Sub shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

2.11  Officers and Directors. Unless otherwise agreed to by the parties prior to the Effective Time, the officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation immediately after the Effective Time, until thereafter elected as provided by law and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

2.12  LLC Sub Merger. Immediately following the Effective Time, Parent shall cause the Surviving Corporation to merge with and into LLC Sub, with LLC Sub continuing as the surviving entity in such merger as a direct wholly owned subsidiary of parent, substantially in accordance with the terms of the merger agreement (the “LLC Sub Merger Agreement”) attached hereto as Exhibit F. From and after such merger, LLC Sub shall be the Surviving Entity for purposes of this Agreement. When the LLC Sub Merger occurs, Parent shall own all the membership interests and other equity in LLC Sub, and LLC Sub shall be disregarded as an entity separate from Parent for United States federal and applicable state income tax purposes.

ARTICLE III
PAYMENT OF MERGER CONSIDERATION

3.01  Exchange of Shares.

(a)  Upon receipt of evidence from the Delaware Secretary of the filing of the Certificate of Merger and upon surrender of Certificates representing all issued and outstanding shares of Company Common Stock to Parent (or affidavits and bonds relating thereto in accordance with Section 3.01(c)), together with a properly completed Letter of Transmittal, Parent shall deliver the Closing Cash Consideration and the Closing Stock Consideration to the Stockholders.

(b)  After the date of this Agreement, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the date hereof.

(c)  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Stockholder claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Stockholder of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent will deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration specified in Section 3.01(a).

3.02  Withholding. Each of Parent, Merger Sub, the Company and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable to the Stockholders pursuant to this Agreement any amounts required to be deducted and withheld under any provision of federal, foreign, state or local Tax law. If any of Parent, Merger Sub, the Company and the Surviving Entity so withholds amounts and such amount is paid to the applicable taxing authority on any Stockholder’s behalf, such amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder from whom such deduction or withholding was made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PRINCIPALS

The Company and each Principal hereby, jointly and severally represent and warrant to Parent and Merger Sub that the statements contained below are true and correct, except as set forth in the disclosure schedule or any supplemental disclosure letter (the “Company Disclosure Schedule”) delivered by the Company and the Principals to Parent and Merger Sub, on the date hereof and as of the Effective Date. The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this ARTICLE IV where it should be reasonably apparent that such disclosure relates to other such sections and subsections. When used herein, the term “to the knowledge of the Company” shall mean the actual knowledge of one or more of the Principals after having conducted a commercially reasonable inquiry.

4.01  Organizational Matters.

(a)  Organization, Standing and Power to Conduct Business. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Company’s business and operations or the character or location of the properties and assets owned by it and used in the Company’s business and operations makes such qualification necessary, which jurisdictions are set forth on Schedule 4.01(a) and such jurisdictions are the only jurisdictions in which the nature of its business or operations or the ownership or leasing of its properties and assets makes such qualification necessary, except where failure to be so qualified could not reasonably be expected to result in a Company Material Adverse Effect.

(b)  Charter Documents. The Company has delivered to the Parent true and complete copies of the certificate of incorporation and bylaws of the Company, in each case as amended to date and currently in effect (such instruments and documents, the “Charter Documents”). The Company is not in violation of any of the provisions of its Charter Documents.

(c)  No Subsidiaries. Except as set forth on Schedule 4.01(c), the Company does not own, hold or have any interest in any capital stock of or other equity interests in, or rights or obligations to acquire capital stock of or other equity interests in, any Person, nor is the Company a general partner of any partnership, a member or manager of any limited liability company or in any similar function with respect to any Person.

(d)  Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of the Company.

4.02  Capital Structure.

(a)  Capital Stock.

(i)  The authorized capital stock of the Company consists of 1,500 shares of Company Common Stock.

(ii)  At the date hereof, (A) there are 4,464.8116 shares of Company Common Stock issued and outstanding, all of which are owned by the holders and in the amounts as set forth on Schedule 4.02 (the “Stockholders”) and (B) there are no other issued or outstanding shares of capital stock of the Company. All of the issued and outstanding shares of Company Common Stock are held beneficially and of record by the Stockholders free and clear of all Liens. All of such Company Common Stock has been duly authorized and validly issued and is fully paid, non-assessable and not subject to any preemptive rights.

(iii)  Except as set forth in Schedule 4.02(a)(iii), no shares of Company Common Stock or other capital stock of the Company are held as treasury stock or are owned by the Company. No shares of Company Common Stock are held of record or beneficially by any Person other than the Stockholders. No Person will be entitled to receive a portion of the consideration hereunder, or any other payment or consideration as a result of the transactions contemplated by this Agreement or any other Transaction Document, other than the Stockholders.

(b)  Other Securities. Except for the shares of Company Common Stock held by the Stockholders, and except as set forth on Schedule 4.02(b), there are no capital stock or other securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to (i) issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other voting securities of the Company, (ii) issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or (iii) issue or distribute to holders of any shares of capital stock of the Company any evidences of indebtedness or assets of the Company. Except as set forth on Schedule 4.02(b), the Company is not under any obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution with respect thereto.

(c)  No Agreements. There are no agreements, written or oral, between the Company and any Stockholder relating to the acquisition (including rights of first refusal or preemptive rights), disposition, registration under the Securities Act, or voting of the capital stock of the Company.

(d)  Compliance with Laws. All issued and outstanding shares of capital stock of the Company have been issued in compliance with all applicable securities laws and all other Applicable Laws.

4.03  Authority and Due Execution.

(a)  Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company or to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement by each Principal, the performance by each Principal of their respective obligations hereunder and the consummation by each Principal of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each Principal.

(b)  Due Execution. This Agreement and each other Transaction Document to which the Company is a party have been duly executed and delivered by the Company and, assuming due execution and delivery by the Parent and other parties hereto and thereto, constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). This Agreement has been duly executed and delivered by each Principal and constitutes a legal, valid and binding obligation of each Principal enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.04  Non-Contravention and Consents.

(a)  Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document by the Company does not, and the performance of this Agreement and each other Transaction Document by the Company will not, (i) conflict with or violate the Charter Documents of the Company, (ii) conflict with or violate any Applicable Laws or (iii) result in any breach or violation of or constitute a default (or any event that with notice or lapse of time or both would constitute a default) under, or impair the rights of the Company or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any Material Contract.

(b)  Contractual Consents. Except as set forth on Schedule 4.04(b), no Consent under any Contract is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated hereby or thereby.

(c)  Governmental Consents. Other than the filing of the Certificates of Merger, no Consent of any Governmental Entity is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated hereby or thereby.

4.05  Financial Statements. The Company has delivered to the Parent its unaudited financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) for the year ended December 31, 2006 and for each of the three-month periods ended March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (except that the quarterly Financial Statements do not contain all notes required by GAAP and are subject to normal year end adjustments which are not material in amount or significance in the aggregate) consistently applied and in accordance with historic past practices throughout the periods involved and fairly present the financial position, results of operations and cash flows of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to the date of the most recent Financial Statements and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which, in both cases, are not material to the financial condition or operating results of the Company. None of the assets of the Company secure the guaranty or indemnification of any indebtedness of any other Person.

4.06  Indebtedness. The Company does not have any Indebtedness of any type (whether accrued, absolute, contingent, matured, unmatured or other and whether or not required to be reflected in financial statements prepared in accordance with GAAP) that is not fully reflected on Schedule 4.06. Schedule 4.06 lists each item of Indebtedness identifying the creditor including name and address, the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness as of the business day immediately prior to the date hereof. With respect to each item of Indebtedness, the Company is not in default, no payments are past due, and to the knowledge of the Company, no circumstance exists that, with notice, the passage of time or both, could constitute a default by the Company under any item of Indebtedness. The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. The consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness. The Company is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person.

4.07  Litigation. There is no claim, action, suit or proceeding, or governmental inquiry or investigation, pending, or to the knowledge of the Company, threatened against the Company or any Principal, nor to the knowledge of the Company is there any basis for any such claim, action, suit, proceeding, inquiry or investigation. There is no judgment, decree or order against the Company. Schedule 4.07 lists all litigation that the Company has pending or threatened against other parties.

4.08  Taxes.

(a)  (i) Except as set forth on Schedule 4.08(a), all Tax Returns which were required to be filed by or with respect to the Company have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return is true, correct and complete, (iii) all Taxes owed by the Company which are or have become due have been timely paid in full, (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (v) all Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in full in all respects, (vi) there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, and (vii) the Company is not liable for any Tax as a transferee or successor.

(b)  Schedule 4.08(b) lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for the five (5) taxable years ending prior to the Closing Date, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit, and indicates those Tax Returns whose audits have been closed.

(c)  There is no claim against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or, to the knowledge of the Company, threatened with respect to any Tax Return of or with respect to the Company, other than those disclosed on Schedule 4.08(c).

(d)  Schedule 4.08(d) lists all jurisdictions to which any Tax is properly payable by the Company. Except as set forth in Schedule 4.08(d), no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(e)  Except as set forth Schedule 4.08(e), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company.

(f)  There are no Tax allocation, sharing or indemnity agreements or arrangements affecting the Company. No payments are due or will become due by the Company pursuant to any such agreement or arrangement.

(g)  Except as set forth on Schedule 4.08(g), none of the property of the Company is held in an arrangement that could be classified as a partnership for Tax purposes, and the Company does not own any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company.

(h)  None of the property of the Company is subject to a safe-harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of section 168(h) of the Code) or “tax-exempt bond financed property” (within the meaning of section 168(g)(5) of the Code).

(i)  The Company (or the Surviving Entity as successor to the Company by merger) will not be required to include any amount in income for any taxable period ending after the Closing Date as a result of a change in accounting method for any taxable period beginning on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period. The Surviving Entity, as successor to the Company by merger, will not be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting.

(j)  The Company does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise. The Company is not and has never been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income tax purposes.

(k)  The Company has not entered into any agreement or arrangement with any Taxing Authority that requires the Company (or any successor by merger) to take any action or to refrain from taking any action. The Company is not a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(l)  To the extent applicable, the Company has properly and in a timely manner documented its transfer pricing methodology in compliance with Section 6662(e) (and any related sections) of the Code, the Treasury regulations promulgated thereunder and any comparable provisions of state, local, domestic or foreign Tax law.

(m)  The Company has not participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder. The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

(n)  For the purpose of this Section 4.08, references to the Company shall be deemed to include any predecessor thereof or any Person from which the Company incurs a liability for Taxes as a result of transferee liability.

4.09  Title to Property and Assets.

(a)  The Company has good and marketable title to, or valid leasehold interests in, all Personal Property owned, held or used by the Company. Such Personal Property constitutes all Personal Property necessary or useful to conduct the business of the Company as it is presently conducted. None of such Personal Property is owned by any other Person without a valid and enforceable right of the Company to use and possess such Personal Property. None of such Personal Property is subject to any Lien of any nature whatsoever.

(b)  The Company does not own any real property, nor has the Company ever owned any real property. Schedule 4.09(b) sets forth a list of all real property currently leased by the Company or otherwise used or occupied by the Company (the “Leased Real Property”), the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental payable under any such lease. The Company has delivered to the Parent true and complete copies of all leases, lease guaranties, subleases or other agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to, the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”). The consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party will not affect the rights of the Company to the continued use and possession of the Leased Real Property. To the knowledge of the Company, the Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted.

(c)  Schedule 4.09(c) lists all material items of equipment owned or leased by the Company. Such equipment is adequate for the conduct of the business of the Company as currently conducted and in good operating condition, regularly and property maintained, subject to normal wear and tear.

(d)  The Company has sole and exclusive ownership, free and clear of any Liens, or the valid right to use, unrestricted by contract, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of the Company. No Person other than the Company possesses any licenses, claims or rights with respect to the use of any such customer information owned by the Company.

4.10  Intellectual Property.

(a)  The Company owns, is licensed or otherwise possesses legally transferable and enforceable rights to use all Intellectual Property which is necessary for the conduct of, or used in, the business of the Company as presently conducted, and such rights will not be adversely affected by the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party. The Company has not licensed any of its Intellectual Property, including in source code form, to any party or entered into any exclusive or non-exclusive licenses or agreements relating to any of its Intellectual Property with any party.

(b)  Schedule 4.10(b) sets forth a true, correct and complete list of (i) all computer programs (source code or object code) owned by the Company (collectively, the “Owned Software”), and (ii) all computer programs (source code or object code) licensed to the Company by any third party (other than any off-the-shelf computer program that is so licensed under a shrink wrap license) that is material to the business of the Company (collectively, the “Licensed Software” and, together with the Owned Software, the “Software”). The Company has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to sell, license, lease, transfer, use or otherwise exploit, all versions and releases of the Owned Software and all copyrights thereof, free and clear of all Liens. The Company is in actual possession of the source code and object code for each computer program included in the Owned Software. The Company is in actual possession of the object code and user manuals (if any) for each computer program included in the Licensed Software. No person other than the Company has any right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof.

(c)  Schedule 4.10(c) sets forth a true and complete list of (i) all patents and patent applications, all registered and unregistered trademarks, tradenames, service marks and copyrights and all maskworks included in the Intellectual Property of the Company, showing the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance or registration has been filed, (ii) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property of the Company and (iii)  all third party patents, trademarks or copyrights including Licensed Software (collectively, “Third Party Intellectual Property Rights”) that are incorporated in, are or form a part of any product or service offering of the Company, including products or service offerings that are currently under development, and the Company has entered into legally enforceable licenses, sublicenses or other agreements authorizing the use of such Third Party Intellectual Property Rights by the Company, each of which is listed on Schedule 4.10(c).

(d)  To the knowledge of the Company, there is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation, or any allegation made thereof, of any Intellectual Property rights of the Company by any third party, including any employee or former employee of the Company. To the knowledge of the Company, there is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation, or any allegation made thereof, of any Intellectual Property rights of any third party by the Company or by any employee of the Company. There is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation of any Third Party Intellectual Property Rights by the Company, by any employee of the Company or, to the knowledge of the Company, by any former employee of the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property or Third Party Intellectual Property Rights.

(e)  The Company is not or, as a result of the execution, delivery or performance of this Agreement or any other Transaction Document by the Company or the consummation of any transaction contemplated hereby or thereby, will not be in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

(f)  All patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. The Company (i) has not been sued in any action, suit or proceeding that involves, nor has it otherwise been notified of, an objection or claim of infringement of any of its Intellectual Property or any patents, trademarks, service marks or copyrights or violation of any trade secret or other proprietary right of any third party, (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products or service offerings infringes, or is claimed to infringe, any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (iii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

(g)  The Company has secured valid written assignments from all Persons who contributed to the creation or development of the Intellectual Property of the Company of the rights to such contributions that are not already owned by the Company by operation of law.

(h)  The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all Intellectual Property of the Company not otherwise protected by patents, patent applications or copyright (collectively, “Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party. All use, disclosure, or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information or is otherwise lawful.

4.11  Accounts Receivable. Schedule 4.11 sets forth a list of all accounts receivable of the Company as of the date of this Agreement, with a range of days elapsed since the invoice date for each such account receivable, and the aggregate amount of reserves or allowances for doubtful accounts, and all completed but unbilled services of the Company as of January 31, 2007 on a project-by-project basis. All such accounts receivable are bona fide, arose in the ordinary course of business and are collectible in the book amounts thereof, less the allowance for doubtful accounts and returns which are adequate and have been determined in accordance with GAAP and consistent with the past practices of the Company as reflected in the Financial Statements. None of such accounts receivable is subject to any material claim of offset or recoupment or counterclaim, subject to allowances and accruals for bad debt as reflected in the Financial Statements, and the Company has no knowledge of any specific facts that would reasonably be expected to give rise to any such claim. No material amount of such accounts receivable is contingent upon the performance by the Company of any obligation which will not have been performed by the Company prior to the Closing. No agreement for deduction or discount with respect to any such accounts receivable has been made with any third party. No Person has any Lien on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable.

4.12  Compliance; Permits.

(a)  Compliance. The Company is not in conflict with, or in default or in violation of, any Applicable Laws, which would result in a Company Material Adverse Effect. No investigation or review by any Governmental Entity is pending, or to the knowledge of the Company, has been threatened, against the Company. There is no agreement, commitment, judgment, injunction, order or decree by or with any Governmental Entity binding upon the Company.

(b)  Permits. The Company holds, to the extent required by Applicable Law, all Permits for the operation of the business of the Company as presently conducted. Schedule 4.12(b) is a complete list of all such Permits. No suspension or cancellation of any such Permit is pending or, to the knowledge of the Company, threatened, and the Company is in compliance in all material respects with the terms of such Permits.

4.13  Brokers’ and Finders’ Fees. Except for the fees, expenses and costs of Strategic Advisors Enterprises (all of which shall have been paid by the Company prior to Closing, or, to the extent not so paid, shall appear on the Estimated Statement), the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which the Company is a party or any transaction contemplated hereby or thereby.

4.14  Restrictions on Business Activities. Neither the Company nor any Principal has entered into any agreement under which the Company is, or the Parent, the Surviving Entity or any of their subsidiaries after the Closing would reasonably be expected to be, restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market.

4.15  Employment Matters.

(a)  To the knowledge of the Company, without inquiry or investigation, no employee or independent contractor has any plan or intention to terminate employment with the Company. Schedule 4.15(a) contains a true and complete list of all persons employed by the Company, including the respective dates of hire of each, a description of material compensation arrangements (other than employee benefit plans set forth in Schedule 4.16), a list of other terms of any and all material agreements affecting such persons, and whether such person is classified as exempt or non-exempt, whether each such person is actively at work or on inactive or leave status, the reason for such inactive or leave status, the date the inactive or leave status started, and the anticipated date of such person’s return to work from such inactive or leave status.

(b)  Except as set forth on Schedule 4.15(b), none of the employees of the Company are party to or are bound by any agreement or commitment, or subject to any restriction, including agreements related to previous employment, containing confidentiality, non-compete or similar restrictive covenants, which now or in the future may adversely affect the business of the Company or the Surviving Entity or the performance by any of the Continuing Employees of their duties for the Surviving Entity. No employee of the Company is in default under any agreement set forth on Schedule 4.15(b) to which such employee is a party and no fact or circumstance exists that, with notice, the passage of time or both, could constitute a default under any such agreement. No employee of the Company party to an agreement set forth on Schedule 4.15(b) has received any notice of default or alleged failure to comply with such agreement. The execution, delivery and performance of this Agreement by the Company does not and shall not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which any employee of the Company is a party to or bound by or any judgment, order or decree to which any employee of the Company is subject.

(c)  None of the employees of the Company is represented by a labor union, and the Company is not subject to any collective bargaining or similar agreement with respect to any of its employees. There is no labor dispute, strike, work stoppage or other labor trouble (including any organizational drive) against the Company pending or, to the knowledge of the Company, threatened.

(d)  None of the Company, nor to the knowledge of the Company, any employee or representative of the Company, has committed or engaged in any unfair labor practice in connection with the conduct of the business of the Company, and there is no action, suit, claim, charge or complaint against the Company pending or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of the Company, including charges of unfair labor practices or discrimination complaints.

4.16  Employee Benefit Plans.

(a)  Schedule 4.16 lists each Employee Benefit Plan that the Company or any ERISA Affiliate maintains or to which the Company or any ERISA Affiliate contributes or is a participating employer (collectively, the “Company Benefit Plans”). With respect to each Company Benefit Plan, the Company has delivered to the Parent true and complete copies of the plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent Form 5500 Annual Report, the most recent actuarial reports (including any estimates of retiree medical liabilities), the most recent PBGC Form 1 and all related trust agreements, insurance contracts and other funding agreements associated with such Company Benefit Plan.

(b)  With respect to each Company Benefit Plan (and each related trust, insurance contract or fund), no event has occurred and there exists no condition or set of circumstances, in connection with which the Company or any ERISA Affiliate would be subject to any liability under ERISA, the Code or any other Applicable Law.

(c)  Each Company Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in accordance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the Code and all other Applicable Laws. Each Company Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.

(d)  All required reports, descriptions and disclosures have been filed or distributed appropriately with respect to each Company Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met with respect to each Employee Welfare Benefit Plan that is a group health plan.

(e)  All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Company Benefit Plan (or related trust or held in the general assets of the Company or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Company Benefit Plan or accrued in accordance with the past custom and practice of the Company and the ERISA Affiliates. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Company Benefit Plan that is an Employee Welfare Benefit Plan.

(f)  Each Company Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods.

(g)  With respect to each Company Benefit Plan, subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA:

(i)  The Company or an ERISA Affiliate has paid all premiums (and interest charges and penalties for late payment, as applicable) due and owing the PBGC with respect to such Company Benefit Plan and each plan year thereof for which such premiums are required;

(ii)  There has been no “reportable event” (as defined in Section 4043(b) of ERISA and the regulations of the PBGC thereunder) for which the thirty (30)-day notice is not waived;

(iii)  The termination of, or withdrawal from, any Company Benefit Plan on or prior to the Closing Date has not and will not subject the Company or any ERISA Affiliate to any liability to the PBGC or any other Person;

(iv)  No filing has been made by the Company or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Company Benefit Plan;

(v)  No amendment has occurred that has required the Company or any ERISA Affiliate to provide security to any Company Benefit Plan under Section 401(a)(29) of the Code;

(vi)  All installment contributions required pursuant to Section 412(m) of the Code have been paid by the Company or one or more ERISA Affiliates before the due date for such contribution as set forth in Section 412(m) of the Code for each Company Benefit Plan;

(vii)  No partial termination has occurred prior to the Closing Date or is reasonably expected to occur thereafter; and

(viii)  The assets of such Company Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

(h)  Each trust intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code that is part of any Company Benefit Plan satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect such exempt status.

(i)  Neither the Company nor any ERISA Affiliate maintains or contributes to, nor has the Company or any ERISA Affiliate ever maintained or contributed to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code) that cannot be unilaterally terminated by the Company or an ERISA Affiliate.

(j)  Neither the Company nor any ERISA Affiliate, nor to the knowledge of the Company, any employee or representative of the Company or any ERISA Affiliate, has made any oral or written representation or commitment with respect to any aspect of any Company Benefit Plan that is not in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plan. Neither the Company nor any ERISA Affiliate has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(k)  There are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute.

(l)  With respect to each Company Benefit Plan that the Company or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes or has ever contributed:

(i)  There have been no Prohibited Transactions with respect to any such Company Benefit Plan that would subject the Company or any ERISA Affiliate to a tax or penalty imposed pursuant to Section 4975 of the Code or Section 502(c), (i) or (l) of ERISA.

(ii)  Neither the Company nor any ERISA Affiliate (by way of indemnification, directly or otherwise) nor, to the knowledge of the Company, any Fiduciary has any liability for breach of fiduciary duty or any failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.

(iii)  No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Company Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, there is no basis for any such action, suit, proceeding, hearing or investigation.

(iv)  Neither the Parent nor the Company has or will have after the Closing Date any liability relating to any Employee Benefit Plan maintained by an ERISA Affiliate except the Company Benefit Plans.

(m)  Neither the Company nor any ERISA Affiliate contributes to or has ever contributed to any multiple employer plan or Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

(n)  No Company Benefit Plan provides health benefits (whether or not insured), with respect to employees after retirement or other termination of service (other than coverage mandated by Applicable Laws).

(o)  Except as set forth on Schedule 4.16(o), the execution of this Agreement and any other Transaction Document by the Company and the consummation of the transactions contemplated hereby or thereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or any ERISA Affiliate. Except as set forth in Schedule 4.16(o), there is no contract, agreement, plan or arrangement with an employee to which the Company or any ERISA Affiliate is a party that, individually or collectively and as a result of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party (whether alone or upon the occurrence of any additional or subsequent events), would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(p)  Except as set forth on Schedule 4.16(p), neither the execution and delivery of this Agreement or any other Transaction Document to which the Company is a party nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of the Company, (ii) materially increase any benefits otherwise payable by the Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

4.17  Environmental Matters.

(a)  The Company is and has at all times been in compliance with all Environmental Laws in all material respects, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been made, given, filed or commenced (or, to the knowledge of the Company, threatened) by any person against the Company alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials. The Company has obtained, and is and has at all times been in compliance in all material respects with all of the terms and conditions of, all permits, licenses and other authorizations that are required under any Environmental Law and has at all times complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental Law.

(b)  To the knowledge of the Company, no physical condition exists on or under any property that may have been caused by or impacted by the operations or activities of the Company that could give rise to any investigative, remedial or other obligation under any Environmental Law or that could result in any kind of liability to any third party claiming damage to person or property as a result of such physical condition.

(c)  All properties and equipment used in the business of the Company are and have been free of Hazardous Materials, except for batteries, computers and other items normally found in an office.

(d)  The Company has provided to the Parent true and complete copies of all internal and external environmental audits and studies in its possession or control relating to the Company and all correspondence on substantial environmental matters relating to the Company.

4.18  Material Contracts. Schedule 4.18 sets forth a list of all Material Contracts including the name of the parties thereto, the date of each such Material Contract and each amendment thereto. All Material Contracts are in full force and effect. All Material Contracts are valid and enforceable and not in default, no payments or other obligations are past due, and no circumstance exists that, with notice, the passage of time or both, could constitute a default under any Material Contract by the Company or, to the knowledge of the Company, by any other party thereto. The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract that has not been fully remedied and withdrawn. The consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party will not affect the enforceability against any Person of any such Material Contract. The Company has provided the Parent with true and complete copies of all Material Contracts including all amendments, terminations and modifications thereof.

4.19  Insurance.

(a)  At all times since the date of incorporation of the Company, the Company has been covered by insurance in scope and amount customary and reasonable for the businesses in which they have been engaged during such period.

(b)  Schedule 4.19(b) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability or workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured or otherwise the beneficiary of coverage at any time since January 1, 2003: (i) the name, address and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder and the name of each covered insured; (iii) the policy number and the period of coverage; (iv) the scope and amount of coverage (including an indication of whether the coverage was on a claims made, occurrence or other basis and a description of how deductibles and ceilings are calculated and operate); and (v) a description of any retroactive premium adjustments or other loss-sharing arrangements. Each of such insurance policies currently in effect is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following consummation of the transactions contemplated by this Agreement and any other Transaction Document. The Company does not have any liability for unpaid premiums or premium adjustments for such policies of insurance which are not properly reflected in the Financial Statements. Neither the Company, nor to the knowledge of the Company, any other Person, is in breach or default under any such insurance policy (including with respect to the payment of premiums or the giving of notices), and to the knowledge of the Company, no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under any such insurance policy. All claims under such insurance policies have been duly and timely filed. To the knowledge of the Company, no party to any such insurance policy has repudiated any provision thereof.

(c)  Schedule 4.19(c) describes any self-insurance arrangements affecting the Company.

4.20  Transactions with Related Parties. Except as set forth in Schedule 4.20, no employee, officer, director or Principal, nor any member of his or her immediate family, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. Except as set forth in Schedule 4.20, none of such Persons has any direct or indirect ownership interest in (a) any Person with which the Company is affiliated or with which the Company has a business relationship or (b) any Person that competes with the Company (other than the ownership of less than five percent (5%) of the outstanding class of publicly traded stock in publicly traded companies that may compete with the Company). Except as set forth on Schedule 4.20 (the “Related Party Transactions”), no officer, director or stockholder, nor any member of his or her immediate family, is, directly or indirectly, a party to or interested in any Contract with the Company or any of their Affiliates. The Related Party Transactions were each entered into on an arm’s-length basis on terms no less favorable to the Company than any Contract entered into by the Company with persons other than an officer, director or stockholder of the Company, or any member of his or her immediate family.

4.21  Books and Records. The minute books of the Company contain complete and accurate records of all meetings and other corporate actions of the stockholders and board of directors (including committees thereof) of the Company. The stock ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company. True and complete copies of the minute books and the stock ledger of the Company have been made available to the Parent and will be delivered to the Parent at the Closing.

4.22  Absence of Changes. Since December 31, 2006, there has not occurred, and to the knowledge of the Company there is not, any Company Material Adverse Effect. Except as set forth on Schedule 4.22, from such date, the Company has conducted its business only in the ordinary course of business consistent with past practices, and the Company has not:

(a)  failed to preserve intact the Company’s present business organization and to keep available the services of its present officers, managerial personnel and key employees or independent contractors and preserve its relationships with customers and suppliers; or

(b)  failed to maintain its assets in their then current condition, except for ordinary wear and tear, or failed to repair, maintain, or replace any of its equipment in accordance with the normal standards of maintenance applicable in the industry; or

(c)  amended, terminated, or failed to renew any Material Contract; or

(d)  entered into any Contract either involving more than $75,000 or outside the ordinary course of business; or

(e)  accelerated, terminated, modified, or canceled, or received notice of such from any other Person, any Material Contract (or series of related Contracts) to which the Company is a party or by which the Company or its assets are bound; or

(f)  granted any license or sublicense of any rights under or with respect to any of its Intellectual Property except in the ordinary course of business; or

(g)  made or pledged to make any charitable or other capital contribution; or

(h)  adopted or amended any Employee Benefit Plan, or increased in any manner the compensation or benefits of any officer, director, or employee or other personnel (whether employees or independent contractors); or

(i)  terminated any employee; or

(j)  acquired (including, without limitation, by merger, consolidation, or the acquisition of any equity interest or assets) or sold (whether by merger, consolidation, or the sale of an equity interest or assets), leased, or disposed of any assets except in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices, whether in one or more transactions, in no event involving assets having an aggregate fair market value in excess of $75,000; or

(k)  mortgaged, pledged, or subjected to any Lien any of its assets; or

(l)  changed any of the accounting principles or practices used by it; or

(m)  paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practices of the Company; or

(n)  changed its practices and procedures with respect to the collection of accounts receivable or offered to discount the amount of any account receivable or extended any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto; or

(o)  paid any dividend or otherwise made any other distribution to any stockholder to purchase or acquire any shares of capital stock or other securities of the Company; or

(p)  incurred any Indebtedness not in the ordinary course of business or, whether or not in the ordinary course of business, incurred any Indebtedness greater than $25,000; or

(q)  failed to pay any Indebtedness or any other accounts payable as it became due, or changed its existing practices and procedures for the payment of Indebtedness or other accounts payable; or

(r)  incurred or committed to incur any capital expenditures except to the extent necessary to operate the Company’s business and in the ordinary course of business consistent with past practices; or

(s)  entered into any Contracts that are performable after the Closing other than Contracts entered into in the ordinary course of business consistent with past practices;

(t)  agreed to or made any commitment, orally or in writing, to take any actions prohibited by this Agreement.

4.23  Product Warranties; Services. Except as set forth in Schedule 4.23, (a) there are no warranties express or implied, written or oral, with respect to the products or services of the Company, and (b) there are no pending or, to the knowledge of the Company, threatened claims with respect to any such warranty, and the Company has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due. The Company has no knowledge of any specific facts that would reasonably be expected to give rise to any warranty claims or warranty liability in the future.

4.24  Customers and Supplier.

(a)  Schedule 4.24(a) lists the Company’s customers for calendar years 2005 and 2006 and sets forth opposite the name of each such customer the dollar amount of sales attributable to such customer for such periods. The Company has a fully executed contract or other evidence of agreement to material terms with each such customer. Except as set forth on Schedule 4.24(a), the Company is not engaged in any material dispute with any current customer and no such customer has notified the Company that it intends to terminate or reduce its business relations with the Company and to the knowledge of the Company, without inquiry or investigation, there is no reason why such customer would not continue such business relationship with Parent or the Surviving Entity after the Closing; provided, however, that the Company makes no representation or warranty, express or implied, that any such customer will remain as a customer of Parent or the Surviving Entity after the Closing Date or will not terminate or reduce its business relations with Parent or the Surviving Entity after Closing.

(b)  Schedule 4.24(b) lists the Company’s vendors for calendar years 2005 and 2006. Except as set forth on Schedule 4.24(b), the Company is not engaged in any material dispute with any current vendor and no such vendor has notified the Company that it intends to terminate or reduce its business relations with the Company and to the knowledge of the Company, without inquiry or investigation, there is no reason why such vendor would not continue such business relations with Parent or the Surviving Entity after the Closing; provided, however, that the Company makes no representation or warranty, express or implied, that any such vendor will remain as a vendor of Parent or the Surviving Entity after the Closing Date or will not terminate or reduce its business relations with Parent or the Surviving Entity after Closing.

(c)  Schedule 4.24(c) lists all Backlog of the Company as of the date of the Agreement, on a customer by customer basis.

4.25  Disclosures. Neither this Agreement (including any Exhibit or Schedule hereto) nor any other Transaction Document to which the Company is a party nor any report, certificate or instrument furnished to the Parent in connection with the transactions contemplated in this Agreement or any other Transaction Document to which the Company is a party, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, there is no information or fact that has or would have a Company Material Adverse Effect that has not been disclosed to the Parent in this Agreement (including the Exhibits and Schedules hereto).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that the statements contained below are true and correct, except as set forth in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by the Parent and Merger Sub to Company, on the date hereof and as of the Effective Date. The disclosures in any section or subsection of the Parent Disclosure Schedule shall qualify other sections and subsections in this ARTICLE V where it should be reasonably apparent such disclosure relates to other such sections and subsections. When used herein, the term “to the knowledge of the Parent” shall mean the actual knowledge of the executive officers of the Parent.

5.01  Organization, Standing and Power. Each of the Parent and the Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.02  Authority. Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Parent or the Merger Sub is a party and the consummation by the Parent or the Merger Sub of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of the Parent and the Merger Sub. The Transaction Documents to which the Parent or the Merger Sub is a party have been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Parent or the Merger Sub enforceable against it in accordance with their respective terms.

5.03  Non-Contravention and Consents.

(a)  Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document by the Parent and the Merger Sub does not, and the performance of this Agreement and each other Transaction Document by the Parent and the Merger Sub will not, (i) conflict with or violate the Parent’s or the Merger Sub’s Certificate of Incorporation or Bylaws, in each case as amended to date and currently in effect, or (ii) conflict with or violate any Applicable Laws or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Parent or the Merger Sub or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Parent’s or the Merger Sub’s assets or properties pursuant to, any obligation to which the Parent or the Merger Sub is a party or by which the Parent or the Merger Sub may be bound.

(b)  Contractual Consents. Except for the filing of the Certificates of Merger, no Consent under any agreement to which the Parent or the Merger Sub is a party is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Parent or the Merger Sub or the consummation of the transactions contemplated hereby or thereby.

(c)  Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by the Parent or the Merger Sub in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by the Parent or the Merger Sub or the consummation of the transactions contemplated hereby or thereby.

5.04  Litigation. As of the Closing Date, there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance, or arbitration pending or, to the knowledge of the Parent or the Merger Sub, threatened against the Parent or the Merger Sub relating to the transactions contemplated by this Agreement or any other Transaction Document to which the Parent or the Merger Sub is a party.

5.05  Parent Common Stock. The Closing Stock Consideration and the Escrowed Stock Consideration, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights and issued in compliance with all applicable securities laws and all other Applicable Laws.

5.06  Brokers’ and Finders’ Fees. Except for the fees, expenses and costs of DecisionPoint International, Inc., for which Parent shall be solely responsible, neither the Parent nor the Merger Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which the Parent or the Merger Sub is a party or any transaction contemplated hereby or thereby.

5.07  Reports. Parent has timely made all filings required to be made by it with the United States Securities and Exchange Commission (“SEC”) since January 1, 2004 (such filings, the “Parent SEC Filings”). As of their respective dates, the Parent SEC Filings complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be. As of the date of this Agreement, no event or circumstance has occurred or information exists with respect to Parent or its business, properties, operations or financial conditions, which, under the Securities Act, the Exchange Act or any other applicable rule or regulation, requires public disclosure or announcement by Parent at or before the date of this Agreement but which has not been so publicly announced or disclosed.

5.08  Single Member Disregarded Entity. Parent will maintain LLC Sub as a single member disregarded entity for federal and applicable state income tax purposes, in accordance with the provisions of the Code and comparable applicable state tax provisions, and will make no elections or filings inconsistent with such status.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

6.01  Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company shall carry on its business in the ordinary course consistent with past practice. The Company shall use all reasonable efforts to preserve its business organization, keep available the present services of its employees, continue to make regularly scheduled payments on all of its existing debt and to preserve for itself and Parent the goodwill of the customers of the Company and others with whom business relationships exist, including, but not limited to all Material Contracts. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, disclosed in schedules hereto, or consented to in writing by Parent, the Company shall not:

(a)  declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b)  (i) split, combine or reclassify any shares of its capital stock; or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement, or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company;

(c)  issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

(d)  amend its Charter Documents;

(e)  make any capital expenditures in excess of $10,000;

(f)  enter into any new line of business;

(g)  acquire or agree to acquire, by merging or consolidating with, or by purchasing a equity interest in or a portion of the assets of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets other than in the ordinary course of business;

(h)  change its methods of accounting in effect at December 31, 2006, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent auditors;

(i)  except as contemplated hereby or as set forth on Schedule 6.01(i) hereto, enter into, adopt, amend, renew or terminate any Company Benefit Plan or any agreement, arrangement, plan or policy between the Company and one or more of its current or former directors, officers or employees, or increase in any manner compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), excluding, however, any increase in compensation or benefits for any employees in the ordinary course of business and specifically approved in writing by Parent; or enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of the Company or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement providing for any benefit to any director, officer or employee (whether or not legally binding);

(j)  incur any Indebtedness, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity except in the ordinary course of business consistent with past practices of the Company;

(k)  sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements other than in the ordinary course of business;

(l)  make any Tax election, or settle or compromise any federal, state, local or foreign Tax liability or file or amend any Tax Return;

(m)  pay, discharge or satisfy any claim, liability or obligation other than payments in the ordinary course of business and consistent with past practices of the Company, liabilities incurred in connection with the Merger and the transactions expressly contemplated hereby, or liabilities reflected or reserved against in the Financial Statements, or subsequently incurred in the ordinary course of business and consistent with past practices of the Company;

(n)  enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination, or make any commitment with respect to, regardless of whether consistent with past practices, any Material Contract;

(o)  waive any material right, whether in equity or at law; or

(p)  agree to do any of the foregoing.

6.02  No Solicitation of Transactions. Neither the Company, nor its directors, officers, employees, stockholders, representatives, agents and advisors nor other persons controlled by the Company shall solicit or hold discussions or negotiations with, or assist or provide any information to, any person, entity or group (other than Parent, Merger Sub and their Affiliates and representatives) concerning (a) any merger, consolidation, business combination, share exchange, or other similar transaction involving the Company or the Stockholders; (b) any sale, lease, exchange, mortgage, pledge, license transfer or other disposition of any shares of Company Common Stock, significant assets of the Company or any interests in any Stockholder; or (c) the issuance of any new shares of capital stock of the Company or interests in any Stockholder or any options, warrants or other rights to acquire shares of capital stock of the Company or any interests in any Stockholder. The Company will promptly communicate to Parent, Merger Sub and their Affiliates and representatives the terms of any proposal, discussion, negotiation or inquiry relating to a merger or disposition of a significant portion of its capital stock or assets or similar transaction involving the Company and the identity of the party making such proposal or inquiry, which it may receive with respect to any such transaction.

6.03  All Necessary Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated hereby as soon as practicable. No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of such party being untrue in any material respect as if originally made on and as of the Closing Date.

ARTICLE VII
ADDITIONAL AGREEMENTS

7.01  Regulatory Matters. The parties hereto shall cooperate with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, Consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company, Parent or Merger Sub, as the case may be, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, Consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Parent (or Merger Sub as the case may be) and the Company shall promptly furnish each other with copies of written communications received by Parent, Merger Sub or the Company, as the case may be, from or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

7.02  Securities Matters.

(a)  Each of the parties hereto acknowledge that the shares of Parent Common Stock to be issued to the Stockholders pursuant to this Agreement are intended to be issued pursuant to the “private placement” exemption from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and the Principals agree to fully cooperate with Parent in its efforts to ensure that such shares of Parent Common Stock may be issued pursuant to such private placement exemption.

(b)  During the two year period following the Closing Date, Parent shall (i) use its best efforts to make current public information available in accordance with Rule 144(c) under the Securities Act and to maintain the continued listing of its shares of Parent Common Stock for trading on the Nasdaq Global Market and (ii) furnish to any Stockholder upon written request, (x) a written statement as to its compliance with the requirements of Rule 144(c) and the reporting requirements of the Securities Act and the Exchange Act and (y) a copy of the most recent annual or quarterly report of Parent.

(c)  Parent grants as of the Closing each Stockholder certain registration rights as set forth in Section 7.03.

(d)  Each Principal will have executed and delivered to Parent at Closing a Stock Restriction and Non-Compete Agreement and each other Stockholder will have executed and delivered to Parent at Closing a Stock Restriction Agreement.

7.03  Registration Rights.

(a)  Parent shall file, within 60 days after the Closing Date (the “Filing Date”), a registration statement (the “Registration Statement”) on Form S-3, or other appropriate registration form, with the SEC under the Securities Act with respect to the offer and sale by the Stockholders pursuant to Rule 415 promulgated under the Securities Act of all the Merger Shares and will use Commercially Reasonable Efforts to cause (i) the Registration Statement to be declared effective as soon as practicable thereafter, and (ii) the Merger Shares to be listed on the Nasdaq Global Market. Notwithstanding the effectiveness of the Registration Statement, the sale of any shares of Parent Common Stock by a Stockholder under the Registration Statement shall be subject to any transfer restrictions contained in any Stock Restriction Agreement or Stock Restriction and Non-Compete Agreement between Parent and such Stockholder.

(i)  Notwithstanding any provision of this Section 7.03 to the contrary, if the Parent shall furnish to the Representative a certificate signed by the president or chief executive officer of the Parent stating that (x) in the good faith judgment of the board of directors of the Parent it would be seriously detrimental to the Parent and its stockholders (including the Principals) for such Registration Statement to be filed, or (y) audited financial statements of the Company are required to be included in the Registration Statement and are not otherwise available, the Parent shall have the right to defer the filing of the Registration Statement for so long as reasonably necessary, but no later than 150 days from the Filing Date.

(ii)  Parent shall prepare and file with the SEC such amendments and supplements to such Registration Statement and any prospectus contained therein and any amendment or supplement thereto used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all of the Merger Shares and shall use its Commercially Reasonable Efforts to keep such Registration Statement continuously effective until the earlier of such time as (i) all registered Merger Shares have been sold under the Registration Statement or (ii) all Merger Shares may be immediately sold without registration, and without restriction as to the number of securities to be sold, pursuant to Rule 144 of the Securities Act (such period being called the “Registration Period”).

(iii)  Parent shall use its Commercially Reasonable Efforts to register and qualify the Merger Shares for offer and sale under such securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Stockholders; provided that Parent shall not be required in connection with such registration and qualification or as a condition to such registration and qualification (i) to qualify to do business or to file a general consent to service of process in any such states or jurisdictions or (ii) to subject itself to taxation in any jurisdiction.

(b)  Parent shall furnish to the Representative, prior to the filing thereof with the SEC, a copy of any Registration Statement, and each amendment thereof and each amendment or supplement, if any, to the prospectus included therein and provide the Representative an opportunity to make comments thereto. The Stockholders, collectively, may retain counsel, at Parent’s expense in an amount not to exceed $5,000, in connection with these registration rights.

(c)  Parent shall ensure that:

(i)  any Registration Statement and any amendment thereto and any prospectus contained therein and any amendment or supplement thereto complies in all material respects with the Securities Act;

(ii)  any Registration Statement and any amendment thereto does not when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

(iii)  any prospectus forming part of any Registration Statement, including any amendment or supplement to such Prospectus, when filed does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)  Parent shall furnish to the Representative such number of conformed copies of the Registration Statement and of each amendment and supplement thereto (in each case including all exhibits and documents incorporated by reference), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any prospectus supplement) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to the Merger Shares included in the Registration Statement.

(e)  Parent shall promptly notify the Representative:

(i)  when the Registration Statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective;

(ii)  of any request by the SEC for amendments or supplements to the Registration Statement or prospectus included therein or for supplemental information;

(iii)  of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

(iv)  of the receipt by Parent of any notification with respect to the suspension of the qualification of the Merger Shares for sale under the applicable securities or blue sky laws of any jurisdiction; and

(v)  of the happening of any event that requires the making of any changes in the Registration Statement or the prospectus.

(f)  Upon receipt of any notice under Section 7.03(e)(v) above, each Stockholder will forthwith discontinue such Stockholder’s disposition of Merger Shares pursuant to the Registration Statement until such Stockholder receives copies of a supplemented or amended prospectus from Parent and, if so directed by Parent, shall deliver to Parent (at Parent’s expense) all copies, other than permanent file copies, then in such Principal’s possession of the prospectus relating to such Registration Statement current at the time of receipt of such notice.

(g)  Parent shall use Commercially Reasonable Efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of the Merger Shares for sale in any jurisdiction at the earliest possible time.

(h)  Parent may require any Stockholder to, and each such Stockholder, shall, furnish Parent with such information regarding such Stockholder and the distribution of the Merger Shares as Parent may from time to time reasonably request in writing and to otherwise cooperate in connection with such registration. At any time during the effectiveness of the Registration Statement, if such Stockholder becomes aware of any change materially affecting the accuracy of the information contained in such Registration Statement or the prospectus (as then amended or supplemented) relating to such Stockholder, including but not limited to the sale or disposition of all Merger Shares owned by each such Stockholder, he or it will promptly notify Parent of such change.

(i)  All expenses, including any underwriting discounts, incurred in effecting the registration under the Registration Statement and the offer and sale of the Merger Shares shall be borne by Parent; provided however that the Representative and Parent must consent prior to the engagement of any underwriter in connection with these registration rights. All selling commissions and stock transfer taxes relating to the Merger Shares shall be borne by the Stockholders pro rata on the basis of the number of shares of Merger Shares registered on their behalf.

(j)  Parent shall, to the full extent permitted by law, indemnify and hold harmless the Stockholders against any expenses, claims, losses, damages or liabilities to which the Stockholders may become subject under the Securities Act or otherwise, insofar as such expenses, claims, losses, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, final prospectus, preliminary prospectus, or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, that Parent shall not be liable in any such case to the extent that any such loss (or actions in respect thereof) arises out of or is based upon an untrue statement or omission made in any such Registration Statement, final prospectus, amendment or supplement in reliance upon and in conformity with information furnished in writing to Parent by any Stockholder and stated to be specifically for use therein.

(k)  Each Stockholder shall, to the full extent permitted by law, indemnify and hold harmless Parent, its directors, officers, employees, agents and each other person, if any, who controls Parent within the meaning of the Securities Act, against any expenses, claims, losses, damages or liabilities to which Parent or any such director, officer, employee, agent or controlling person may become subject under the Securities Act or otherwise, insofar as such expenses, claims, losses, damages or liabilities arise out of or are based upon any untrue statement of any material fact contained in the Registration Statement, final prospectus or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Parent by such Principal specifically stating that it is for use in the preparation of such Registration Statement, final prospectus, amendment or supplement; provided, however, that the obligation to provide indemnification pursuant to this Section 7.03(k) shall be several among such indemnifying parties on the basis of the number of shares of Parent Common Stock of each such indemnifying party included in the Registration Statement, and shall not exceed the value as of the date hereof of the shares of Merger Shares received by such Stockholder pursuant to this Agreement. The foregoing indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Parent or any such director, officer, employee, agent or controlling person and shall survive the transfer of such securities by such Principal. Each Stockholder shall also indemnify each other stockholder of Parent who participates in the offering or sale under the Registration Statement, their officers, directors, employees, agents and each other person, if any, who controls any such participating person within the meaning of the Securities Act to the same extent as provided above with respect to Parent.

(l)  Promptly after receipt by any party of notice of the commencement of any action or proceeding involving a claim referred to in Section 7.03(j) or Section 7.03(k), such party shall, if a claim in respect thereof is to be made against another party pursuant to such paragraphs, give written notice to the latter of the commencement of such action, provided that any failure of any person to give notice as provided therein shall not relieve any other person of its obligations under Section 7.03(j) or Section 7.03(k), as the case may be, except to the extent that such other person is actually prejudiced by such failure. In case any such action is brought, the party obligated to indemnify pursuant to Section 7.03(j) or Section 7.03(k), as the case may be, shall be entitled to participate in and, unless, in the reasonable judgment of counsel to any indemnified party, a conflict of interest between such indemnified party and any indemnifying party exists with respect to such claim, to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided that the indemnified party may participate in such defense at the indemnified party’s expense. Without the consent of the indemnified party, no indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim or litigation. No indemnifying party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

(m)  If the indemnity and reimbursement obligation provided for in Section 7.03(j) or Section 7.03(k) is unavailable or insufficient to hold harmless a party entitled to indemnification hereunder in respect of any expenses, claims, losses, damages or liabilities (or actions with respect thereto) referred to therein, the party obligated to indemnify hereunder shall contribute to the amount paid or payable by the indemnified party as a result of such expenses, claims, losses, damages or liabilities (or actions) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which resulted in such expenses, claims, losses, damages or liabilities as well as any other relevant equitable considerations; provided, however, that the obligation to provide contribution pursuant to this Section 7.03(m) shall be several among the contributing Stockholders on the basis of the number of shares of Parent

Common Stock of each such contributing Stockholder included in the Registration Statement, and shall not exceed the value as of the date hereof of the Merger Shares received by such Stockholder pursuant to this Agreement. Relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were-to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. No person guilty of fraudulent misrepresentation within the meaning of the Securities Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation.

7.04  Stockholder Approval.

(a)  Immediately upon signing this Agreement, and in accordance with applicable law and the Company’s Charter Documents, the Company shall solicit approval from the Stockholders to obtain their approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. The Company shall ensure that such approval is solicited and obtained from the Stockholders in compliance with Delaware General Corporation Law and the Company’s Charter Documents. The Company agrees to use all reasonable efforts to take all action necessary or advisable to secure the necessary votes required by Delaware General Corporation Law and the Company’s Charter Documents to effect the Merger.

(b)  Each Principal acknowledges and agrees that by signing this Agreement, it will vote all of its shares of Company Common Stock in favor of the approval and adoption of this Agreement, the Merger and all aspects of the transactions contemplated hereby, that such approval is irrevocable and cannot be rescinded, it will waive any rights of appraisal under the DGCL, that it irrevocably agrees that it will vote or cause to be voted (in person or by proxy) all its shares of Company Common Stock at any meeting in which such matters are considered and subject to a vote in favor of any such other matters that come before such meeting concerning the Agreement, the Merger and the transactions contemplated thereby and that it has executed and delivered to the Company an Irrevocable Proxy in the form attached as Exhibit G.

7.05  Access to Information; Confidentiality.

(a)  Subject to Section 7.05(b), the Company shall afford to Parent, and shall cause its independent accountants to afford to Parent and Parent’s accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all of the Company’s assets, properties, books, Material Contracts and records, and the Company shall permit Parent and its representatives to make abstracts from and copies of such books and records. During such period, the Company shall use its reasonable best efforts to furnish promptly to Parent all other information concerning the business, properties and personnel of the Company as Parent may reasonably request.

(b)  No party (or its representatives, agents, counsel, accountants or investment bankers) hereto shall use for any purpose other than the Merger or disclose to any third party,

other than either party’s representatives, agents, counsel, accountants, bankers or investment bankers, any confidential or proprietary information about the business, assets or operations of the other parties to this Agreement or the transactions contemplated hereby, except as contemplated hereby and as may be required by applicable law. The parties hereto agree that the remedy at law for any breach of the requirements of this subsection will be inadequate and that any breach would cause such immediate and permanent damage as would be impossible to ascertain, and, therefore, the parties hereto agree and consent that in the event of any breach of this subsection, in addition to any and all other legal and equitable remedies available for such breach, including a recovery of damages, the non-breaching parties shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under applicable law, a temporary restraining order may be granted immediately on commencement of such action.

7.06  Legal Conditions to Merger. Each of Parent, Merger Sub and the Company shall use all reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in ARTICLE VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any Consent, authorization, order or approval of or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Parent, Merger Sub or the Company in connection with the Merger and the other transactions contemplated by this Agreement.

7.07  Notification; Disclosure Supplements. Each party shall promptly give the other party written notice of the existence or occurrence of any condition which would make any representation or warranty herein contained of either party untrue or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby. Prior to the Effective Time, each party will supplement or amend the applicable Disclosure Schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purposes of determining satisfaction of the conditions set forth in Section 8.02(b) hereof or the compliance by the Company with the covenants set forth in Section 6.01 hereof (unless Parent consents in writing to such satisfaction of conditions or compliance or elects to waive such matter by closing the transactions contemplated hereby) or for the purposes of determining satisfaction of the conditions set forth in Section 8.03(a) hereof (unless the Company consents to such satisfaction of conditions or elects to waive such matter by closing the transactions contemplated hereby).

7.08  Tax Matters.

(a)  Pre-Closing Tax Returns. The Representative shall prepare or cause to be prepared all Tax Returns for the Company for all Taxable periods ending on or prior to the Closing Date which are required to be filed after the Closing Date. Parent shall cause the Surviving Corporation, or the Surviving Entity, as the case may be, to the extent such personnel remain employed by the Surviving Corporation, or Surviving Entity, as the case may be, to make available without charge the same personnel that were responsible at the Company for the preparation of such Tax Returns or schedules and work papers used in the preparation thereof, and all records and other documents relating thereto as they may be required in the preparation of such Tax Returns. No later than (i) the Closing Date or (ii) 30 days prior to the due date for filing any such Tax Return, whichever is the later to occur, the Representative shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Parent for its review. Parent may submit to the Representative, not later than 15 days from the receipt of such Tax Return, a list of any components of such Tax Return with which the Parent disagrees. In the event a notice of dispute is timely delivered to the Representative by Parent, Parent and the Representative shall thereafter for a period of 15 days negotiate in good faith to resolve any items of dispute. Any items of dispute which are not so resolved shall be submitted for resolution to an Arbitrating Accountant in accordance with the procedures set forth in Section 2.07. Parent will cause such Tax Return (as finally resolved pursuant to any dispute procedures) to be timely filed and will provide a copy to the Representative. Not less than five days prior to the due date for payment of Taxes with respect to any such Tax Return, the Stockholders shall pay to Parent the amount of any Parent Indemnified Taxes with respect to such Tax Return.

(b)  Straddle Period Tax Returns. With respect to any Tax Return covering a Straddle Period that is filed after the Closing Date with respect to the Company, the Parent shall cause such Tax Return to be prepared. Not later than 30 days prior to the due date of each such Tax Return, the Parent shall deliver a copy of such Tax Return to the Representative together with a statement of the amount of Parent Indemnified Taxes with respect to such Tax Return. Not later than five days prior to the due date for payment of Taxes with respect to any such Tax Return, the Stockholders shall pay to the Parent the amount of any Parent Indemnified Taxes with respect to such Tax Return.

(c)  Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on and including the Closing Date shall be:

(i)  in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Taxable period of the Company ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period ending after the Closing Date in proportion to the number of days in each period; and

(ii)  in the case of Taxes that are imposed on a periodic basis with respect to the assets of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(d)  Tax Proceedings. The Parent and the Representative shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company, and Parent shall promptly notify the Representative with respect thereto. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Representative further agrees, upon request, to use Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Parent or the Company (including, but not limited to, with respect to the transactions contemplated hereby).

(e)  Amended Tax Returns. Parent shall not file, without the written consent of the Representative, which will not be unreasonably withheld, any amended Tax Return that includes the Company for any Taxable period ending on or prior to the Closing Date if such amendment would have the effect of materially increasing the amount of Parent Indemnified Taxes for which the Stockholders are liable to indemnify the Parent Indemnified Persons.

(f)  Pre-Closing Tax Refunds. Any refund of Tax of the Company received by Parent after the Closing Date which is attributable to a Taxable Period ending on or prior to the Closing Date other than a refund of Tax which (i) was included as an asset or a contra-liability in Net Working Capital, as finally determined, or (ii) results from a carry back of any Tax attribute from a Taxable period ending after the Closing Date, net of any costs or expenses incurred after the Closing Date in procuring such refund, shall be paid to the Representative for the benefit of the Stockholders within five (5) business days after receipt by Parent of such refund.

(g)  Transfer Taxes. The Stockholders shall be responsible for the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes (the “Transfer Taxes”) resulting from the transactions contemplated by this Agreement or any other Transaction Document.

7.09  Tax Reporting Documentation. Each Principal hereby agrees to provide, and shall cause each Stockholder to provide, Parent and the Escrow Agent with a certified tax identification number by furnishing an appropriate Form W-9 (or Form W-8, in the case of a non-U.S. person) and other forms and documents that Parent or the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”). The Representative and each Principal understands that if such Tax Reporting Documentation is not provided, Parent or the Escrow Agent, as applicable, may be required by the Code, as amended and as it may be amended from time to time, to withhold a portion of any payment of Merger Consideration or interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

7.10  Company Employees and Independent Contractors. Parent will offer employment by the Parent as of and following the Closing Date to each person listed on Schedule 7.10 (the “Continuing Employees”) and offer to enter into Parent’s standard

Contractor Services Agreement with each independent contractor listed on Schedule 7.10 (the “Continuing Independent Contractors”). It shall be a condition to the contractual arrangement of each Continuing Independent Contractor with Parent that such person execute and deliver to Parent a Contractor Services Agreement at or prior to the Closing.

7.11  Employee Benefit Plans. From and after the Effective Time, all Continuing Employees shall continue in their existing benefit plans until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliate’s employees in the United States. Parent shall take as promptly as reasonably practical after the Closing Date, and with respect to the health and welfare benefits programs no later than 90 days after the Closing Date, and to the extent permitted by Parent’s benefit programs, such reasonable actions as are necessary to allow eligible Continuing Employees to participate in the health, welfare and other benefits programs of Parent or alternative benefits programs that, in the aggregate, are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms. Pending such action, Parent shall maintain the effectiveness of the Company’s benefit plans, except as otherwise provided herein.

7.12  Stock Restriction and Non-Compete Agreement. As additional consideration for Parent, and as a material inducement for Parent and Merger Sub to enter into this Agreement and to consummate the Merger, (a) each Principal shall enter into a Stock Restriction and Non-Compete Agreement with Parent, on or before the Closing Date, pursuant to which each such person shall agree to certain matters, including, but not limited to certain transfer restrictions related to the Merger Shares and certain noncompetition and nonsolicitation provisions as mutually agreed to between Parent and such Principal, and (b) each Stockholder other than the Principals shall enter into a Stock Restriction Agreement with Parent, on or before the Closing Date, pursuant to which each such person shall agree to certain matters, including, but not limited to certain transfer restrictions related to the Merger Shares.

7.13  Publicity. Parent, Merger Sub, the Company, the Principals and the Representative agree that, except as otherwise required by law, they (a) will make no public comment concerning or announcement regarding the Merger and (b) institute procedures to restrict knowledge of the proposed transaction to those who need to know. In addition, the parties acknowledge that Parent, as a publicly held company, is subject to certain disclosure requirements under federal securities laws. Accordingly, Parent reserves the right to disclose the Merger, including financial information regarding the Company and the status of negotiations, at any time it decides that such disclosure is appropriate under the securities laws or the rules of any stock exchange, provided, however, that Parent shall provide the Company and its counsel a reasonable time to review and comment upon such disclosure. Except as otherwise required by law or the rules of the Nasdaq Global Select Market and notwithstanding anything in this Agreement to the contrary, so long as this Agreement is in effect, none of Parent, Merger Sub or the Company shall, or shall permit any of their subsidiaries, if applicable, to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party.

7.14  Indemnification. Parent agrees that it will, after the Effective Time, provide to those individuals who have served as directors or officers of the Company indemnification equivalent to that provided by the Certificate of Incorporation and Bylaws of the Company with respect to matters occurring prior to the Effective Time, for a period of six years from the Effective Time (or, in the case of matters occurring before the Effective Time which have not been resolved prior to the sixth anniversary, until such matters are finally resolved); provided that the amount of such indemnification shall not exceed the maximum amounts payable to such directors or officers of the Company under the Company’s directors and officers insurance policy in effect immediately prior to the Effective Time. To the extent permitted by law, Parent will advance expenses in connection with the foregoing indemnification. In the event Parent or any of its successors or assigns (a) consolidates with or merges into any other person and Parent shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets or any person, then and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.14.

7.15  Insurance. Following the Closing, Parent shall use Commercially Reasonable Efforts to cause each Continuing Employee to be covered by Parent’s errors and omissions insurance policy.

7.16  Access to Books and Records. Following the Closing, Parent, the Surviving Corporation and the Surviving Entity shall permit the Representative and his and the Company’s authorized representatives, at the Representative’s expense, reasonable access during normal business hours from time to time to inspect and copy such books of account and records of the Company and its assets and liabilities as of and prior to the Closing Date as necessary with respect to matters arising under Section 7.08 hereof.

ARTICLE VIII
CONDITIONS PRECEDENT

8.01  Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)  Regulatory Approvals. All necessary approvals, authorizations and Consents of all Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(b)  No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any Governmental Entity seeking an injunction shall be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger, or any of the other transactions contemplated by this Agreement.

        8.02  Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent or Merger Sub, at or prior to the Effective Time, of the following conditions:

(a)  Stockholder Approval. This Agreement shall have been approved and adopted by the vote of the Stockholders in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws.

(b)  Representations and Warranties. The representations and warranties of the Company and the Principals set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Company Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). Parent shall receive at Closing a certificate signed on behalf of the Company by an authorized officer and by each Principal to the foregoing effect.

(c)  Performance of Obligations of the Company and Principals. The Company and each Principal shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall receive at Closing a certificate signed on behalf of the Company by an authorized officer and by each Principal to such effect.

(d)  Consents Under Agreements. The consent, approval, waiver or amendment of each person (other than the Governmental Entities) set forth on Schedule 8.02(d) hereto shall have been obtained and shall be reasonably satisfactory to Parent.

(e)  Stock Restriction and Non-Compete Agreements. Each of the Principals shall have executed and delivered to Parent a Stock Restriction and Non-Compete Agreement.

(f)  Stock Restriction Agreements. Each Stockholder other than the Principals shall have executed and delivered a Stock Restriction Agreement.

(g)  Contractor Services Agreements. Each Continuing Independent Contractor shall have executed and delivered a Contractor Services Agreement.

(h)  Non-Foreign Status. Each Stockholder shall have provided to Parent a certificate of non-foreign status which meets the requirements of Treasury Regulation section 1.1445-2(b)(2).

(i)  Resignations. The Company shall have received written letters of resignation from each of the current members of the board of directors of the Company, and each officer of the Company shall resign from such office, effective at the Effective Time.

(j)  Termination of the Company’s Agreements. Parent shall have been furnished evidence satisfactory to it that all rights granted by the Company to Principals and in effect prior to the Closing, including, but not limited to, rights of co-sale, voting, registration, first refusal, first offer, preemptive, board observation or information or operational covenants, shall have been terminated or shall terminate as of the Effective Time.

(k)  Opinion of Counsel for Company. The Parent and Merger Sub shall have received a limited Opinion of Counsel of the Company in substantially the form attached as Exhibit H or otherwise in form and substance reasonably acceptable to the parties.

(l)  Escrow Agreement. The Parent, Merger Sub, Representative and the Escrow Agent shall each have executed and delivered the Escrow Agreement.

(m)  Estoppel Letter. Strategic Advisors Enterprises and Stradley Ronon Stevens & Young, LLP each shall have delivered to the Company and Parent an estoppel letter certifying its respective fees and expenses with respect to the transactions contemplated by this Agreement and certifying that no further fees and expenses shall be incurred with respect hereto.

(n)  No Material Adverse Changes. During the period between the execution of this Agreement and the Closing Date, there shall not have been any Company Material Adverse Effect and no fact or condition specific to the Company shall exist which has had or would reasonably be expected to cause such a Company Material Adverse Effect after the Closing.

8.03  Conditions to Obligations of the Company. The obligations of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing of the following conditions:

(a)  Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except to the extent that such representations and warranties are qualified by the term “material” or contain terms such as “Parent Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). The Company shall receive at Closing a certificate signed on behalf of Parent by an authorized officer to the foregoing effect.

(b)  Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have each performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall receive at Closing a certificate signed on behalf of Parent and Merger Sub by an authorized officer of each company to such effect.

(c)  Opinion of Counsel for the Parent and Merger Sub. The Company shall have received a limited opinion of counsel of Parent and Merger Sub in form and substance reasonably acceptable to the parties.

(d)  Escrow Agreement. The Company, Parent, Merger Sub, Representative and the Escrow Agent shall each have executed and delivered the Escrow Agreement.

(e) No Material Adverse Changes. During the period between the execution of this Agreement and the Closing Date, there shall not have been any Parent Material Adverse Effect and no fact or condition specific to the Company shall exist which has had or would reasonably be expected to cause such a Parent Material Adverse Effect after the Closing.

ARTICLE IX
TERMINATION AND AMENDMENT

9.01  Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)  by mutual written consent of Parent and the Company;

(b)  by either Parent or the Company (provided, however, that the right to terminate this Agreement under this clause shall not be available to any party whose breach or failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur) if there shall have been any material breach of any of the covenants or agreements set forth in this Agreement on the part of Merger Sub or Parent, on the one hand, or the Company, on the other hand, or any of the representations and warranties of such party shall cease to be materially true and correct, such that the provisions of Sections 8.02(b) and 8.02(c) or Sections 8.03(a) and 8.03(b), as the case may be, would not be satisfied and such breach has not been cured within ten days after notice thereof to the breaching party; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(c)  by either Parent or the Company if the Closing shall not have occurred by February 28, 2007; provided, however, such date may be increased by an additional 30 days at the request of a party if the Closing is delayed solely because any Requisite Regulatory Approval has not been obtained and such party is diligently undertaking such efforts required to obtain the same; provided, further, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to any party whose actions or failure to act has been a primary cause of, or resulted in, the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

9.02  Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, except that Section 7.05(b) shall survive any termination of this Agreement for a period of two years following such termination, and there shall be no further obligation on the part of Parent, Merger Sub, the Company, or their respective officers or directors except for the obligations under such provisions. Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its intentional breach of any provision of this Agreement.

9.03  Expenses. Regardless of whether the transactions contemplated by this Agreement close, each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; provided that the Company shall bear the costs and expenses of the Principals hereunder only to the extent such costs and expenses are reflected on the Closing Date Statement.

9.04  Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.05  Extension; Waiver. Any agreement on the part of a party hereto to (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall nor operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X
INDEMNIFICATION

10.01  Agreement to Indemnify. Following the Closing and subject to the limitations set forth herein,

(a)  the Stockholders shall severally, on a pro rata basis in accordance with their ownership of Company Common Stock, indemnify and agree to defend and hold harmless Parent, the Merger Sub, for periods prior to Closing, and the Surviving Entity, for periods after Closing (and their respective Affiliates, officers, directors, employees, representatives and agents) (“Parent Indemnified Persons” and, singularly, a “Parent Indemnified Person”) against and in respect of any and all Damages, by reason of or otherwise arising out of:

(i)  Parent Indemnified Taxes;

(ii)  any amount Parent is entitled to claim as Damages calculated in accordance with Section 2.07(c);

(iii)  any claim by an employee, former employee, independent contractor or former independent contractor of the Company, or any other person or entity, based upon (A) such employee’s or former employee’s employment or such independent contractor’s or former independent contractor’s contract with the Company prior to the Effective Time, (B) the termination of employment of current or former employees or current or former independent contractors of the Company prior to the Effective Time, or (C) any severance arrangements or payments or any benefit, salary, bonus, commission or other compensation payments made or required to be made in connection with such terminations prior to the Effective Time;

(iv)  any claim by a Stockholder or former stockholder of the Company, or any other person or entity, against the Company or any of its Affiliates, officers, directors, employees or agents, based upon any rights of a stockholder (other than the right of the Stockholders to receive Merger Consideration pursuant to this Agreement), including appraisal rights under the applicable provisions of the DGCL, any option, preemptive rights or rights to notice or to vote;

(v)  any expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby which are not paid by the Company prior to the Closing and which are not reflected on the Closing Date Statement;

(vi)  a breach of a representation, warranty or covenant contained in this Agreement made by the Company; or

(vii)  a breach of a representation, warranty or covenant contained in this Agreement made by such Principal.

provided, that, the Parent Indemnified Persons will not be entitled to indemnification pursuant to this Section 10.01(a) unless the aggregate amount of all Damages for which indemnification is sought by the Parent Indemnified Persons exceeds $100,000 (the “Parent Indemnification Basket”), in which case the Parent Indemnified Persons will be entitled to indemnification for the full amount of such Damages; provided, further, that the Parent Indemnification Basket shall not apply to any claim for indemnification based on items (i), (ii), (iii), (iv), (v) and (vii) above or any claim for indemnification under item (vi) above to the extent such claim relates to a breach of representation, warranty or covenant under Section 4.01, Section 4.02, Section 4.06, Section 4.08, Section 4.09, Section 4.11, Section 4.13 or Section 4.17. It is understood and agreed by the Parent Indemnified Persons that indemnification hereunder is provided only severally by the Stockholders, and, except as provided to the extent they are Stockholders, is not provided, directly or indirectly, jointly or severally, by the Principals based upon their making representations, warranties or covenants hereunder or their execution of this Agreement or otherwise. The alleged breach or breach of a Stock Restriction and Non-Compete Agreement by a Stockholder shall not be an indemnifiable claim hereunder.

(b)  Parent shall indemnify, defend and hold harmless the Stockholders and their respective affiliates, representatives and agents (the “Stockholder Indemnitees”) against and in respect of any and all Damages by reason of or otherwise arising out of a breach by Parent or Merger Sub of any representation, warranty or covenant contained in this Agreement; provided, that, the Stockholder Indemnitees will not be entitled to indemnification pursuant to this Section 10.01(b) unless the aggregate amount of all Damages for which indemnification is sought by the Stockholder Indemnitees exceeds $100,000, in which case the Stockholder Indemnitees will be entitled to indemnification for the full amount of such Damages.

10.02  Survival of Indemnity. The representations, warranties and covenants and indemnification obligations of the Company and each Indemnifying Party pursuant to Section 10.01 shall survive the Closing for a period of 24 months, except for Damages arising out of Parent Indemnified Taxes or a breach of any of the representations or warranties in either Section 4.08, Section 4.09 or Section 4.17, which shall survive for a period of five years, and any claims for indemnification in accordance with this ARTICLE X with respect to any representation or warranty must be made (and will be null and void unless made) prior to the end of the applicable survival period. Upon expiration of such periods, no Indemnifying Party shall have any liability for Damages under such indemnification obligations unless it has received written notice from an Indemnified Party claiming indemnification prior to the expiration of the applicable period as required.

10.03  Additional Provisions.

(a)  Limitations on Indemnified Amounts of the Stockholders. In no event shall the aggregate indemnity obligations of the Stockholders exceed an amount equal to the Merger Consideration, nor shall the aggregate indemnity obligations of any Stockholder exceed the amount of Merger Consideration that may be distributable to such Stockholder (including such Stockholder’s applicable percentage interest in the Escrowed Consideration). The liability of the Stockholders for indemnification under this ARTICLE X by reason of or arising out of any breach by the Company of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by Parent of the books, records or operations of the Company.

(b)  Limitations on Indemnified Amounts of Parent. In no event shall the Parent’s aggregate indemnity obligations exceed an amount equal to the Merger Consideration. The liability of Parent for indemnification under this ARTICLE X by reason of or arising out of any breach by Parent or Merger Sub of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by the Company or its Affiliates, representatives or agents of the books, records or operations of Parent or Merger Sub.

(c)  Satisfaction of Indemnification Obligations. Parent and Merger Sub agree that all Damages shall be satisfied as follows:

(i)  As to each Stockholder, first with the Escrowed Consideration attributable to such Stockholder, until such Stockholder’s pro rata amount of the aggregate amount of unresolved indemnification claims made for the benefit of the Parent Indemnified Persons exceeds the value of the Escrowed Consideration attributable to such Stockholder; and

(ii)  Second, the Parent Indemnified Persons shall be free to pursue Damages directly against the Stockholders severally subject to the maximum potential indemnification obligation of the Stockholders as provided in Section 10.03(a).

(d)  No Limitation in Event of Fraud. Notwithstanding any other provision hereof, nothing in this ARTICLE X (including the provisions of paragraphs (a), (b) or (c) of this Section 10.03) or otherwise shall limit, in any manner, any remedy at law or equity, to which any party may be entitled as a result of fraud by any Indemnifying Party or its employees, officers or directors or a violation of the federal securities laws.

(e)  Exclusivity of Remedy; Survival of Covenants. Following the Closing, except in respect of claims based upon fraud or violation of the federal securities laws and any indemnification accorded by the Stock Restriction Agreement or Stock Restriction and Non-Compete Agreement, the indemnification accorded by this Section 10.03 shall be the sole and exclusive remedy of the parties indemnified under this ARTICLE X in respect of any misrepresentation or inaccuracy in, or breach of, any representation or warranty or any breach or failure in performance of any covenant or agreement made in this Agreement or in any document or certificate delivered pursuant hereto. Notwithstanding the foregoing, in the event of any breach or failure in performance after the Closing of any covenant or agreement, a non-breaching party shall also be entitled to seek specific performance, injunctive or other equitable relief. The covenants of any party shall terminate according to the terms of such covenant and the expiration of the applicable statutes of limitations.

(f)  Subrogation. Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this ARTICLE X, an Indemnifying Party shall be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against any other persons with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other persons as the Indemnified Party may have.

10.04  Claim Notice; Definitions; Third Party Claim Procedures.

(a)  Claim Notice. An Indemnified Party shall give each Indemnifying Party from whom indemnification is sought prompt written notice (a “Claim Notice”) of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base the claim for indemnification under this ARTICLE X, which shall contain (i) a description and a good faith estimate of the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE X for such Damages, and (iii) a demand for payment, provided, however, that no failure to give such Claim Notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially and actually prejudiced by such failure. Parent, Merger Sub, the Company and the Representative agree that the procedures set forth in the Escrow Agreement with respect to Claim Notices and responses thereto shall govern all claims made against the Escrowed Consideration.

(b)  Procedure. The Indemnified Party may, upon reasonable notice, tender the exclusive defense of a Third Party Claim (subject to the provisions of this Section 10.04(b)) to the Indemnifying Party. If (i) the defense of a Third Party Claim is so tendered and within thirty (30) days thereafter such tender is accepted without qualification (or reservation of rights) by the Indemnifying Party; or (ii) within 30 days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 10.04(b), the Indemnifying Party shall acknowledge in writing to the Indemnified Party and without qualification (or reservation of rights) its indemnification obligations as provided in this ARTICLE X; then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to diligently contest, defend, litigate and settle the Third Party Claim as provided herein. So long as the Indemnifying Party has not lost its right to defend, litigate and settle and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the right, upon receiving the prior written approval of the Indemnified Party (which shall not be unreasonably withheld unless such settlement does not fulfill the conditions set forth in the following sentence and which shall be deemed automatically given if a response has not been received within the 30 day period following receipt of the proposed settlement by the Indemnified Party), to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable. Notwithstanding anything to the contrary herein contained, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party or Indemnifying Party (as the case may be) that is not controlling the defense and or settlement of the Third Party Claim (the “Non-Control Party”) shall be required by an Indemnifying Party or Indemnified Party controlling the litigation to (and no such party shall) (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Non-Control Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Non-Control Party or which may otherwise have an adverse effect on the Indemnified Party’s business, or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this ARTICLE X shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this ARTICLE X, or if, in accordance with the foregoing, the Indemnifying Party does not have the right or shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least 20 days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 10.04(b), the Indemnified Party so contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as provided herein, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses. The Indemnified Party or the Indemnifying Party, as the case may be, shall furnish such information in reasonable detail as it may have with respect to a Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) to the other party if such other party is assuming defense of such claim, and make available all records and other similar materials which are reasonably required in the defense of such Third Party Claim and shall otherwise cooperate with and assist the defending party in the defense of such Third Party Claim.

ARTICLE XI
REPRESENTATIVE

11.01  Appointment of Representative. The initial Representative shall be Gary Rawding (the “Representative”). The Representative shall be the attorney-in-fact and agent of Principals with respect to the matters set forth in this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Principal shall otherwise exist against the Representative. The foregoing power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any of the Principals.

11.02  Authority. By executing this Agreement, each Principal grants the Representative full power and authority:

(a)  to accept delivery of, on behalf of such Principal, such documents as may be deemed by the Representative, in his sole discretion, to be appropriate to consummate this Agreement;

(b)  to (i) dispute or refrain from disputing, on behalf of such Principal, any claim made by Parent or the Surviving Entity under this Agreement; (ii) negotiate and compromise, on behalf of such Principal, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under this Agreement, and (iii) execute, on behalf of such Principal, any settlement agreement, release or other document with respect to such dispute or remedy;

(c)  to give or agree to, on behalf of such Principal, any and all consents, waivers, amendments or modifications, deemed by the Representative, in his sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(d)  to enforce, on behalf of such Principal, any claim against Parent, Merger Sub or the Surviving Entity arising under this Agreement; and

(e)  to give such instructions and to take such action or refrain from taking such action, on behalf of such Principals, as the Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of this Agreement.

11.03  Reliance. Each Principal agrees that: (a) in all matters in which action by the Representative is required or permitted, the Representative is authorized to act on behalf of such Principal, notwithstanding any dispute or disagreement among Principals or between any Principal and the Representative, and Parent, Merger Sub and the Surviving Entity shall be entitled to rely on any and all action taken by the Representative, under this Agreement without any liability to, or obligation to inquire of, any of the Principals notwithstanding any knowledge on the part of the Parent of any such dispute or disagreement; (b) the power and authority of the Representative, as described in this Agreement, shall be effective until all rights and obligations of Principals under this Agreement have terminated, expired or been fully performed; and (c) if the Representative resigns or otherwise ceases to function in his or her capacity as such for any reason whatsoever, a majority of the Principals shall have the right, exercisable upon written notice delivered to Purchaser to appoint another individual to serve as a new Representative to fill the vacancy caused by the circumstance described above.

11.04  Indemnification of Parent Indemnified Persons. Each Stockholder shall severally indemnify the Parent Indemnified Persons against, and agree to hold the Parent Indemnified Person harmless from, any and all Damages incurred or suffered by any Parent Indemnified Person arising out of, with respect to or incident to the operation of, or any breach of any covenant or agreement pursuant to, this ARTICLE XI by a Stockholder or the Representative, or the designation, appointment and actions of the Representative pursuant to the provisions hereof, including with respect to (a) actions taken by the Representative, and (b) reliance in good faith by any Parent Indemnified Person on, and actions in good faith taken by any Parent Indemnified Person in response to or in reliance on, the instructions of, notice given by or any other action taken by the Representative.

11.05  Indemnification of Representative. Each Stockholder shall severally indemnify and hold any Person serving as the Representative harmless from and against any Damages (except as result from such Person’s bad faith, gross negligence or willful misconduct) that such Person may suffer or incur in connection with any action taken by such Person as the Representative. Each Stockholder shall bear its pro-rata portion of such Damages. No Person serving as Representative shall be liable to any Stockholder with respect to any action or omission taken or omitted to be taken by the Representative pursuant to this ARTICLE XI, except for such Person’s gross negligence or willful misconduct. No Representative shall be responsible in any manner whatsoever for any failure or inability of Parent or Merger Sub, or of anyone else, to honor any of the provisions of this Agreement. The Representative shall be fully protected by the Stockholders in acting on and relying upon any written notice, direction, request, waiver, notice, consent, receipt or other paper or document which they in good faith believe to be genuine and to have been signed or presented by the proper party or parties. The Representative shall not be liable to the Stockholders for any error of judgment, or any act done or step taken or omitted by any of them in good faith or for any mistake in fact or law, or for anything which any of them may do or refrain from doing in connection herewith, except for their own bad faith, willful misconduct or gross negligence. The Representative may seek the advice of legal counsel, engage experts or otherwise incur reasonable expenses in the event of any dispute or question as to the construction of any of the provisions of this Agreement or their duties hereunder, and they shall incur no liability to Stockholders with respect to any action taken, omitted or suffered by them in good faith in accordance with the opinion of such counsel or experts. The Stockholders shall severally, on a pro rata basis in accordance with their ownership of Company Common Stock, hold the Representative harmless from and against any and all such expenses, and, in addition to any and all other remedies available, the Representative shall have the right to set-off against any amounts due to the Stockholders.

ARTICLE XII
GENERAL PROVISIONS

12.01  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, via electronic mail (with confirmation from recipient) or telecopied (with confirmation from recipient) provided that a copy of all electronic communications and telecopies is sent by one of the other delivery methods set forth in this Section 12.01 within one day of being sent electronically or telecopied, three (3) days after mailed by registered or certified mail (return receipt requested) or on the day delivered by an express courier (with confirmation from recipient) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Parent or Merger Sub, to:

Perficient, Inc.
1120 South Capital of Texas Highway
Building 3, Suite 200
Austin, Texas 78746
Attn: John T. McDonald, Chief Executive Officer
Phone:      (512) 531-6000
Facsimile: (512) 531-6011
Email:        Jack.McDonald@Perficient.com

with a copy to:

Vinson & Elkins L.L.P.
The Terrace 7
2801 Via Fortuna, Suite 100
Austin, Texas 78746
Attn: J. Nixon Fox III, Esq.
Phone:      (512) 542-8427
Facsimile: (512) 236-3216
Email:        nfox@velaw.com

(b)  if to the Company, to:

e tech solutions, Inc.
1487 Dunwoody Drive, Suite 100
West Chester, PA 19380
Attn: Paul Elisii
Phone:      (484) 320-4396
Facsimile: (610) 408-0994

with a copy to:

Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19103-7098
Attn: Dean Schwartz, Esq.
Phone:      (215) 564-8078
Facsimile: (215) 564-8120
Email:        dschwartz@stradley.com

            if to the Representative, to:
Gary Rawding
_______________________
_______________________

with a copy to:

Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19103-7098
Attn: Dean Schwartz, Esq.
Phone:      (215) 564-8078
Facsimile: (215) 564-8120
Email:        dscartz@stradley.com

(c)  if to a Principal, to such Person’s address as shown on the signature page of this Agreement, with a copy to:

Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19103-7098
Attn: Dean Schwartz, Esq.
Phone:      (215) 564-8078
Facsimile: (215)564-8120
Email:        dschwartz@stradley.com

12.02  Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

12.03  Counterparts and Facsimile Execution. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

12.04  Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        12.05  Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles thereof.

12.06  Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Sections 7.05(b) or 6.02 of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Sections 7.05(b) or 6.02 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any court located in (a) the city of Austin in the State of Texas, this being in addition to any other remedy to which they are entitled at law or in equity.

12.07  Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

12.08  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

12.09  Amendment. This Agreement may be amended with respect to any of the terms contained herein only by written agreement, signed by each of the parties hereto, except that no amendment affecting Stockholders who are not Principals may be made without their written consent.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

PARENT:

Perficient Inc.

By:	/s/ John T. McDonald
Name: John T. McDonald
Title: Chief Executive Officer

MERGER SUB:

PFT MergeCo III, Inc.

By:	/s/ John T. McDonald
Name: John T. McDonald
Title: Chief Executive Officer

COMPANY:

e tech solutions, Inc.

:	By:	/s/ Paul Elisii
Name: Paul Elisii
Title: Chief Executive Officer

REPRESENTATIVE

/s/ Gary Rawding
Name: Gary Rawding

PRINCIPALS

By:	/s/ Paul Elisii
Name: Paul Elisii
Address:________________________________ ________________________________

By:	/s/ Gary Rawding
Name: Gary Rawding
Address:________________________________ ________________________________

By:	/s/ Mark Anthony
Name: Mark Anthony
Address:________________________________ ________________________________

EXHIBIT A

FORM OF CONTRACTOR SERVICES AGREEMENT

EXHIBIT B

FORM OF ESCROW AGREEMENT

EXHIBIT C

FORM OF LETTER OF TRANSMITTAL

EXHIBIT D

FORM OF STOCK RESTRICTION AGREEMENT

EXHIBIT E

FORM OF STOCK RESTRICTION AND NON-COMPETE AGREEMENT

EXHIBIT F

FORM OF LLC SUB MERGER AGREEMENT

EXHIBIT G

FORM OF IRREVOCABLE PROXY

EXHIBIT H

FORM OF OPINION OF COUNSEL TO THE COMPANY